AMHN 8-K

Exhibit 10.01

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of July 18, 2011, is made by and among VitaMedMD, LLC, a Delaware  limited liability company (the “Company”), AMHN, Inc., a Nevada corporation (“Parent”), and VitaMed Acquisition, LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, the Boards of Directors of the Company and Parent and Managing Member of Merger Sub deem it advisable and in the best interest of their respective Members and Stockholders to consummate the transactions contemplated by this Agreement to provide for the acquisition of the Company by Parent on the terms and subject to the conditions provided for herein;

WHEREAS, in furtherance thereof it is proposed that the acquisition be accomplished by the merger of Merger Sub with and into the Company with the Company being the surviving limited liability company (the "Merger"), in accordance with the Limited Liability Company Act of the State of Delaware (the “DLLCA”);

WHEREAS, Parent has an authorized capitalization of 60,000,000 shares consisting of 50,000,000 shares of Common Stock, $0.001 par value per share (“Parent Common Stock”) and 10,000,000 shares of Preferred Stock, $0.001 par value per share (“Parent Preferred Stock”) of which 16,575,209 shares of Parent Common Stock and zero shares of Parent Preferred Stock are currently issued and outstanding;

WHEREAS, prior to the Effective Time, Parent shall (i) effectuate a reverse split of Parent Common Stock so that each Stockholder shall receive one (1) share of Parent Common Stock for each one hundred (100) shares of Parent Common Stock owned by such Stockholder (the “Reverse Split”), (ii) increase the authorized shares of Parent Common Stock to 250,000,000 shares and change the name of Parent to TherapeuticsMD, Inc. (by the filing of Articles of Amendment to the Articles of Incorporation in the form attached hereto as Exhibit B), and (iii) amend the Parent's 2009 Long Term Incentive Compensation Plan (“LTIP”) to increase the authorized shares for issuance thereunder to 25,000,000 (in the form attached hereto as Exhibit C);

WHEREAS, the Boards of Directors of the Company and Parent and Managing Member  of Merger Sub have each approved and adopted this Agreement, the Merger and the other transactions contemplated hereby; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

Unless otherwise specified, all capitalized terms used in this Agreement have the meanings set forth on Exhibit A.

1.           Description of Transaction

1.1   Merger of Merger Sub into the Company.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease.  The Company will continue as the surviving limited liability company in the Merger (the “Surviving Company”).

1.2   Effect of the Merger.  The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DLLCA.

1.3   Closing; Effective Time.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company at such time and date as the parties may mutually agree.  The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date.”  Contemporaneously with or as promptly as practicable after the Closing, a properly executed Certificate of Merger shall be filed with the Secretary of State of the State of Delaware.  The Merger shall become effective at the time such Certificate of Merger is filed with the Secretary of State of the State of Delaware (the “Effective Time”).

1.4   Certificate of Formation and Limited Liability Company Operating Agreement.  Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a)           the Certificate of Formation of the Surviving Company shall be the Certificate of Formation of the Company;

(b)           the Operating Agreement of the Company shall be amended and restated as of the Effective Time in the form attached as Exhibit D.

1.5   Directors and Officers of Parent.   At Closing, subject to compliance with Rule 14f-1 of the Exchange Act, the present sole director of Parent shall nominate and appoint those persons selected by the Company to the Board of Directors of Parent, and immediately, thereafter, the sole director of Parent serving before the Closing shall resign.

1.6   Conversion Ratio of Units, Company Options and Company Warrants.  At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company, or any Member, all Units (as defined and outlined in Section 1.7), Company Options, and Company Warrants, will be exchanged on a pro-rata basis for shares of Parent Common Stock or rights to purchase shares of Parent Common Stock, which in the aggregate will total 70,000,000 shares of Parent Common Stock, resulting in a conversion ratio calculated by the sum of all outstanding Units, Company Options and Company Warrants divided by 70,000,000 (the “Conversion Ratio”).

1.7   Conversion of Units.

(a)           Each membership unit of the Company (a “Unit”) outstanding immediately prior to the Effective Time shall be exchanged for and converted pursuant to the Conversion Ratio into the right to receive the respective number of shares of validly issued, fully paid and non-assessable shares of Parent Common Stock, with all fractional shares to be rounded up to the nearest whole share.

(b)           Each membership unit of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one membership unit of the Surviving Company.

1.8   Conversion of Employee Stock Options.  At the Effective Time, each outstanding option issued pursuant to the Company’s 2008 Stock Option Plan (the “Company's Plan”), whether vested or unvested (an “Employee Option”), shall be assumed by Parent in accordance with the terms (as in effect as of the date of this Agreement) of the Company’s Plan and the option agreement by which such Employee Option is evidenced. All rights with respect to Units under outstanding Employee Options shall thereupon be exchanged for and converted into rights with respect to Parent Common Stock.  Accordingly, from and after the Effective Time, (a) each Employee Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each assumed Employee Option shall be equal to the number of Units that were subject to such Employee Option immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded up to the nearest whole share of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each assumed Employee Option shall be determined by dividing the exercise price per Unit subject to such Employee Option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each assumed Employee Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of each Employee Option shall otherwise remain unchanged; provided, however, that each assumed Employee Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time.  The Company and Parent shall take all action that may be necessary to effectuate the provisions of this Section 1.8.  Following the Closing, Parent will send to the holder of each assumed Employee Option (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for the surrender of each Employee Option in exchange for a replacement Parent option (“Parent Option”) for shares of Parent Common Stock.  Upon surrender of each Employee Option, together with a duly executed letter of transmittal and such other documents as may reasonably be required by Parent, each holder of an Employee Option shall receive in exchange therefor a Parent Option representing the respective number of shares such holder is entitled to receive as outlined in clause (b) above, all maintaining the terms of the assumed Employee Option as outlined in clause (c) above.

1.9   Other Options.  At the Effective Time each outstanding option that was not issued under the Company’s Option Plan shall be assumed by Parent.  All rights with respect to

Company Units under such outstanding options shall thereupon be exchanged for warrants to purchase Parent Common Stock.  Accordingly, from and after the Effective Time, (a) each such option assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each such assumed option shall be equal to the number of shares of Company Common Stock that were subject to such option immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each such assumed option shall be determined by dividing the exercise price per share of Company Common Stock subject to such option, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each such assumed option shall continue in full force and effect; provided, however, that each such assumed option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time.  Following the Closing, Parent will send to the holder of each assumed option (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for the surrender of such option in exchange for a warrant for shares of Parent Common Stock.  Upon surrender of each such option, together with a duly executed letter of transmittal and such other documents as may reasonably be required by Parent, each option holder shall receive in exchange therefore a warrant representing the respective number of shares such holder is entitled to receive as outlined in clause (b) above, all maintaining the terms of the assumed option as outlined in clause (d) above.

1.10   Conversion of Company Warrants.  At the Effective Time, each outstanding warrant to purchase Units (a “Company Warrant”) shall be assumed by Parent.  All rights with respect to Units under outstanding Company Warrants shall thereupon be exchanged for rights with respect to Parent Common Stock.  Accordingly, from and after the Effective Time, (a) each Company Warrant assumed by Parent may be exercised solely for shares of Parent Common Stock, (b) the number of shares of Parent Common Stock subject to each assumed Company Warrant shall be equal to the number of Units that were subject to such Company Warrant immediately prior to the Effective Time multiplied by the Conversion Ratio, rounded up to the nearest whole share of Parent Common Stock, and (c) the per share exercise price for the Parent Common Stock issuable upon exercise of each  assumed Company Warrant shall be determined by dividing the exercise price per Unit subject to such Company Warrant, as in effect immediately prior to the Effective Time, by the Conversion Ratio, and rounding the resulting exercise price up to the nearest whole cent, and (d) all restrictions on the exercise of each  assumed Company Warrant shall continue in full force and effect; provided, however, that each assumed Company Warrant shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, reverse stock split, stock dividend, recapitalization or other similar transaction effected by Parent after the Effective Time.  Following the Closing, Parent will send to the holder of each assumed Company Warrant (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for the surrender of each Company Warrant in exchange for a replacement Parent warrant (“Parent Warrant”) for shares of Parent Common Stock.  Upon surrender of each Company Warrant, together with a duly executed letter of transmittal and such other documents as may reasonably be required by Parent, each holder of a Company Warrant shall receive in exchange therefor a Parent Warrant representing the respective number of shares such holder is entitled to receive as outlined in clause (b) above, all maintaining the terms of the assumed Company Warrant as outlined in clause (d) above.

1.11   No Adjustments For The Contemplated Reverse Split. The parties acknowledge that as a condition precedent to the filing of the Certificate of Merger, Parent shall, among other things, effectuate the Reverse Split.  Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that the Conversion Ratio as applied to the Company Units, Company Options and Company Warrants issued and outstanding prior to the Effective Time shall not be adjusted and/or modified as a result of the Reverse Split.

1.12   Closing of the Company’s Transfer Books.  At the Effective Time, the Members shall cease to have any rights as Members of the Company, and the transfer books of the Company shall be closed with respect to all Units outstanding immediately prior to the Effective Time.  No further transfer of any such Units shall be made on such transfer books after the Effective Time.

1.13   Issuance of Certificates.

(a)           At or as soon as practicable after the Effective Time, Parent will send to the Members (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify, and (ii) instructions for effecting the surrender of Units in exchange for certificates representing shares of Parent Common Stock.  Upon surrender of such Units,  together with a duly executed letter of transmittal and such other documents as may be reasonably required by Parent, each such Member shall receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such Member has the right to receive pursuant to the provisions of this Section 1.  The letter of transmittal will include the following representations and warranties which must be confirmed by each Member:

(i)           Title to Units:  The Member will confirm that (A) the Member owns the Units free and clear of all liens, claims, encumbrances and restrictions, legal or equitable, of every kind, except for certain restrictions on transfer imposed by federal and state securities laws and the Operating Agreement; (B) the Member has the full and unrestricted legal right, power and authority to sell, assign, transfer, or convert the Units without obtaining the consent or approval of any other person or governmental authority, and the delivery of such Units for conversion pursuant to this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, claims and restrictions of every kind, except for certain restrictions on transferability imposed by federal and state securities laws; and (C) the execution of this Agreement and the consummation of the transactions contemplated hereby will not constitute a default under any provision of any agreement by which the Member is bound.

(ii)           Authorization:  The Member will confirm that when executed and delivered by Member, the letter of transmittal will constitute the valid and binding obligations of the Member, enforceable in accordance with its terms.

(iii)           Consent:  The Member will confirm that no consent, approval or authorization of or registration, qualification, designation, declaration or filing with any governmental authority or private person or entity on the part of the Member is required in connection with the execution and delivery of the letter of transmittal or the consummation of any other transaction contemplated thereby, except as shall have been duly taken or effected prior thereto.

(b)           All shares of Parent Common Stock to be received by the Members  hereunder shall be restricted in their resale as provided in the Securities Act, shall contain a legend as required by Rule 144 promulgated under the Securities Act (“Rule 144”), and shall contain an additional legend with respect to the Lock-Up Agreements pursuant to Section 5.3(g) hereof, which legends shall read as follows:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT DATED [____], 2011, BETWEEN THE ISSUER AND THE STOCKHOLDER LISTED ON THE FACE HEREOF.  A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK-UP AGREEMENT.

(c)           Parent and the Surviving Company shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable to any Member, Stockholder, or holder of Company Options and Company Warrants pursuant to this Agreement, such amounts as Parent or the Surviving Company may be required to deduct or withhold therefrom under the Code or under any applicable provision of state, local or foreign tax law.  To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

1.14   Tax Consequences.  It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

2.           Representation and Warranties of the Company.  Except as disclosed in the disclosure schedule delivered by the Company to Parent concurrent with the execution of this Agreement

(the “Company Disclosure Schedule”), which identifies the sections (or, if applicable, subsections) to which such exceptions relate, the Company represents and warrants to Parent as follows:

2.1   Organizational Matters.

(a)           Organization, Standing and Power to Conduct Business.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently contemplated to be conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to do so would not cause a Material Adverse Effect. The Company is duly qualified in each of the jurisdictions listed on Schedule 2.1(a).

(b)           Charter Documents.  The Company has delivered to Parent true and complete copies of the Certificate of Formation and Operating Agreement of the Company, in each case as amended to date and currently in effect (such instruments and documents, the “Company Charter Documents”).  The Company is not in violation of any of the provisions of the Company Charter Documents.

(c)           Subsidiaries.  The Company does not have any subsidiaries and does not own, hold or have any interest in or right to acquire capital stock or other equity interests or ownership interests in any entity.

(d)           Powers of Attorney.  There are no outstanding powers of attorney executed by or on behalf of the Company.

2.2   Capital Structure.

(a)           Membership Interests. As of the date hereof, the Company is authorized to issue up to 60,000,000 Units, of which 47,585,247 Units are issued and outstanding.  No Units are held in treasury. The outstanding Units are duly and validly authorized and issued, fully paid and non-assessable, and held of record and owned beneficially by the Members in the amounts set forth in Schedule 2.2(a).  No Units were issued in violation of any preemptive rights. Except as set forth on Schedule 2.2(a), the Company has no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments issued or granted to or in favor of any person to purchase or otherwise acquire any Units or securities convertible or exchangeable for Units of the Company.

(b)           Agreements Relating to Units.  Other than as listed on Schedule 2.2(b), there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Units. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting, transfer, dividend or other rights of the Units.  Other than as listed on Schedule 2.2(b) and this Agreement, there are no agreements, written or oral, to which the Company or, to the Knowledge of the Company, any Member is a party, or, to the Knowledge of the Company among any the Members, relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act or voting of the Units or other securities of the Company.

(c)           Compliance with Laws.  All Units, Company Options and Company Warrants, and other rights to acquire Units or other securities of the Company, have been issued in compliance with applicable federal securities laws.

2.3   Authority.  The Company has all requisite corporate power to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby.  All necessary corporate action on the part of the Company, its directors and Members necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of the Company hereunder and thereunder has been taken or will be taken prior to Closing.

2.4   Due Execution.  This Agreement and each other Transaction Document to which the Company is a party has been or will at Closing have been duly executed and delivered by the Company and, assuming due execution and delivery by Parent and the other parties hereto and thereto, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other Applicable Laws affecting the enforcement of creditors rights or by the principles governing the availability of equitable remedies.

2.5   Non-Contravention.  The execution and delivery of this Agreement and each other Transaction Document by the Company does not, and the performance of this Agreement and each other Transaction Document by the Company will not, (i) conflict with or violate the Company Charter Documents, in each case as amended to date and currently in effect; (ii) conflict with or violate any Applicable Laws; or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of the Company or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the Company’s assets or properties pursuant to, any obligation to which the Company is a party or by which it may be bound.

2.6   Contractual Consents.  Except as provided on Schedule 2.6, no Consent under any agreement to which the Company is a party is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby.

2.7   Governmental Consents.  Except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no Consent of any Governmental Entity is required to be obtained or made by the Company in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by the Company or the consummation of the transactions contemplated hereby or thereby.

2.8   Financial Statements.  The Company has delivered to Parent (i) the audited consolidated financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) for the years ended December 31, 2009 and 2010, and (ii) the unaudited consolidated financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) for the three month period ended March 31, 2011 (collectively, the “Company Financial Statements”).  The Company Financial Statements were prepared in accordance with GAAP consistently applied and in accordance with the Company’s historic past practice throughout the periods involved and fairly and accurately present in all material respects the financial position, results of operations and cash flows of the Company as of the dates, and for the periods, indicated therein.  The Company maintains a standard system of accounting established and administered in accordance with GAAP including, but not limited to, complete books and records in written or electronic form.

2.9   Absence of Liabilities.  Except as set forth in the Company Financial Statements, the Company has no liabilities, whether accrued, absolute, contingent, matured, unmatured, or otherwise and whether or not required to be reflected in financial statements prepared in accordance with GAAP, other than (i) liabilities incurred in the ordinary course of the bona fide performance of the business subsequent to the date of the Interim Financial Statements, (ii) obligations under contracts and commitments incurred in the ordinary course of the bona fide performance of the business that are not required under GAAP to be reflected in the Company Financial Statements, which liabilities and adjustments referred to in clauses (i) and (ii) individually or in the aggregate, are not material to the financial condition or operating results of the Company and (iii) the liabilities listed on Schedule 2.9.

2.10   Indebtedness.  The Company does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured or unmatured), except for: (i) Indebtedness set forth on the Interim Financial Statements, or (ii) Indebtedness described in reasonable detail in Schedule 2.9.  With respect to each item of Indebtedness, the Company is not in default and no payments are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default by the Company under any item of Indebtedness.  The Company has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn.  Other than as reflected on Schedule 2.10, the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which the Company is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness.  The Company is not a guarantor or otherwise liable for any liability or obligation (including Indebtedness) of any other Person.

2.11   Accounts Receivable and Payable.  All of the Company’s Receivables are bona fide, legal, valid and binding obligations, arose in the ordinary course of business and are carried on the records of Company at values determined in accordance with GAAP, and subject to the reserve for bad debts set forth in the Interim Financial Statements.  No Person has any Lien on any of such Receivables, and no request or agreement for any material deduction or discount has been made with respect to any of such Receivables except as fully and adequately reflected in reserves for doubtful accounts set forth in the Interim Financial Statements.  All Receivables represent services actually performed by Company in the conduct of its business in the ordinary course.  At the Closing Date, all accounts payable will have been incurred in exchange for goods or services delivered or rendered to Company in the ordinary course of business.

2.12   Litigation.  There are no Legal Proceedings pending, or to the Knowledge of the Company, threatened against the Company.  There are no pending Legal Proceedings initiated by the Company or any Member on behalf of the Company, and to the Knowledge of the Company, no Member intends, nor does the Company intend, to initiate, against any Legal Proceedings against any other Person related to the Company.  The Company has not received and, to the Knowledge of the Company, no Member has received any notice of a Legal Proceeding. To the Knowledge of the Company, there is no reasonable basis to expect any notice of a Legal Proceeding.  There is no injunction, judgment, decree or order against the Company.

2.13   Taxes.

(a)           Except as listed on Schedule 2.13(a), all Tax Returns required to be filed by or with respect to the Company have been duly and timely filed; (ii) all material Tax Items required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete in all material respects; (iii) all Taxes owed by the Company or for which the Company may be liable that are or have become due have been timely paid in full; (iv) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax; (v) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects; (vi) there are no Liens (other than Taxes not yet due and payable) on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax; and (vii) the Company is not liable in any material respects for any Tax as a transferee or successor.

(b)           Schedule 2.13(b) lists all federal, state, and local income Tax Returns filed or required to be filed with respect to the Company for the three (3) taxable years ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed.  The Company has made available to the Parent true and complete copies of all income Tax Returns and other material Tax Returns filed by Company for 2008 and 2009 and all correspondence to Company from, or from Company to, a Taxing Authority relating thereto.

(c)           There is no claim against the Company for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or to the actual knowledge of the Company, threatened with respect to any Tax Return of or with respect to the Company, and, to the Knowledge of the Company, there is no factual or legal basis for the assessment of any deficiency or adjustment with respect to any Tax Return of or with respect to the Company.  No Tax audits or administrative or judicial proceedings are being conducted, pending or to the actual knowledge of the Company, threatened with respect to the Company.  No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation in that jurisdiction. There are no matters under discussion with any Governmental Entity with respect to matters that could result in an additional amount of Tax.

(d)           Other than as listed on Schedule 2.13(a), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company.

(e)           The Company is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

(f)           The Company does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of Company.

(g)           The Company does not have any liability for the Taxes of any Person.  The Company is not and has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes.

(h)           The Company has not entered into any agreement or arrangement with any Taxing Authority that requires the Company to take any action or to refrain from taking any action.  The Company is not a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(i)           Other than as listed on Schedule 2.13(j), there is no material property or obligation of Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances, unapplied cash balances, or dividends escheatable to any state or municipality under any applicable escheatment laws, as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under an applicable escheatment laws.

(j)           The provision for Taxes set forth on the balance sheets included in the Company Financial Statements, if any, are sufficient for all accrued and unpaid Taxes, whether asserted or unasserted, contingent or otherwise, as of the dates thereof.  The Company has not incurred any liabilities for Taxes since those dates (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.

(k)           To the Knowledge of the Company, no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company.

2.14   Property and Assets.

(a)           Personal Property.  The Company has and has had at all times in the past good and marketable title to, or valid leasehold interests in, all Personal Property used or held for use in its business or reflected in the Company Financial Statements.  Such Personal Property constitutes all Personal Property used, necessary or useful to conduct the business of the Company as it is presently conducted.  None of such Personal Property is owned by any other Person, including a Member or an Affiliate of a Member.

(b)           Liens.  Except as may be set forth in Schedule 2.14, none of the Personal Property or assets of the Company is subject to any Lien of any nature whatsoever, other than Permitted Encumbrances.

2.15   Leased Real Property.  The Company does not own any real property.  Schedule 2.15 contains a true and correct description of all Leased Real Property. With respect to each lease listed in Schedule 2.15:

(a)           The lease was entered into on arm's-length terms;

(b)           All rental and other payments required to be paid by the Company have been duly paid, the Company has not received or issued a notice of default and the Company is not and to be the Company's Knowledge, no other party to the lease is in breach or default.

2.16   Intellectual Property and Related Matters.

(a)           Except as set forth on Schedule 2.16(a), the Company exclusively owns or possesses, valid, exclusive and irrevocable licenses to, the entire right, title and interest in and to all Intellectual Property used by it in its business, free and clear of all Liens. The Company owns or possesses, or has the right or license to use, all of the Intellectual Property used in its business as currently conducted, in each case without any violation, misappropriation or infringement of, or other conflict with, the rights of another Person.  The consummation of this transaction as contemplated by this Agreement shall not affect the ownership of or right to use the any Intellectual Property that is licensed to Company as used in its business as currently conducted.

(b)           There are no pending Legal Proceedings alleging that the Company is infringing, misappropriating or otherwise violating any Intellectual Property of a Person or that seek to limit or challenge the validity, enforceability, ownership or use any Intellectual Property licensed by the Company and used in its business.  The Company has not received any claim from any Person alleging that the Company is infringing, misappropriating or otherwise violating any Intellectual Property of any Person and the Company is not aware of any potential basis for such an allegation or of any reason to believe that such an allegation may be forthcoming. No third party has orally threatened Legal Proceedings alleging that the Company is infringing, misappropriating or otherwise violating any Intellectual Property or that seek to limit or challenge the validity, enforceability, ownership or the Company’s use of any Intellectual Property licensed by the Company and used in its business; and to the Knowledge of the

Company, the Company has not, infringed, misappropriated, or otherwise violated the Intellectual Property of any Person.

(c)           No current or former Member, director, officer, or employee of the Company will, after giving effect to each of the transactions contemplated herein, own or retain any rights in or to, have the right to receive any royalty or other payment with respect to, any of the Company’s Intellectual Property.

2.17   Compliance with Applicable Laws; Permits.

(a)           Compliance.  The Company has not failed to comply in any material respect with or is not in conflict with, or in default or in material violation of any Applicable Law.  No investigation or review by any Governmental Entity is pending, or to the Knowledge of the Company, has been threatened, against the Company.  There is no judgment, injunction, order or decree binding upon the Company.

(b)           Permits.  The Company holds, to the extent required by Applicable Law, all material Permits for the operation of its business as presently conducted.  No suspension or cancellation of any such Permit is pending or, to the Knowledge of the Company, threatened.  Each such Permit is valid and in full force and effect, and the Company is in compliance in all material respects with the terms of such Permits.

(c)           Export and Import Laws.  The Company has not exported or imported any goods or products, nor provided any services that would subject the Company to the jurisdiction of the U.S. Export and Import Laws or Foreign Export and Import Laws  The Company has at all times been in compliance with all Applicable Laws relating to trade embargoes and sanctions, and no product, service or financing provided by the Company has been, directly or indirectly, provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other country or Person against whom the U.S. maintains economic sanctions or an arms embargo.

(d)           Export Proceedings.  There is no export or import related proceeding, investigation or inquiry pending, or to the Knowledge of the Company, threatened against the Company or any officer or director of the Company, by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

2.18   Broker Fees.  The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokers' or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which the Company is a party or any transaction contemplated hereby or thereby.  No finder, broker, agent or other intermediary has acted for or on behalf of the Company in connection with the transactions contemplated by this Agreement.

2.19   Employment Matters.

(a)           No officer or other employee who is significant to the Company’s business of the Company has advised the Company (orally or in writing) that he or she intends to terminate employment with the Company.

(b)           There is no labor strike currently pending or, to the Company’s knowledge, threatened against or affecting the Company.  The Company has no collective bargaining agreement.  The Company has not experienced any work stoppage.  No collective bargaining agreement is currently being negotiated, and no union representation issue currently exists.

2.20   Employee Benefit Plans.  Except as listed on Schedule 2.20, the Company does not currently maintain any Employee Benefit Plans.

2.21   Environmental Matters.

(a)           The Company and any other person it is legally responsible for is and has at all times been, in each case in all material respects, in compliance with all Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the Knowledge of Company, threatened) by any Person against Company alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials.  In each case, and in all material respects, Company has obtained, and is and has at all times been in compliance with all of the terms and conditions of, all Permits that are required under any Environmental Law and has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law.  Neither Company or any other person it is legally responsible for has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any Hazardous Materials on, under, from or at any of Company’s properties or in connection with Company’s operations.

(b)           All properties and equipment used in the business of Company are and have been free of Hazardous Materials except for any Hazardous Materials in small quantities found in products used by Company for office or janitorial purposes in material compliance with Environmental Law.

2.22   Material Contracts.  Schedule 2.22 sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract.  The Company has performed all of its material obligations required to be performed through the date hereof under each Material Contract listed on Schedule 2.22 and the Company is not in material breach or default in any respect thereunder nor has any event or circumstance occurred which, with notice or lapse of time or both, would constitute any such material breach or default.  To the Company’s knowledge, none of the other parties to any Material Contract is in material breach or default in any respect thereunder nor has any event or circumstance occurred which, with notice or lapse of the time or both, would constitute any such material breach or default.

2.23   Insurance. Schedule 2.23 includes a true, correct and complete list of all current policies of insurance to which Company is a party. With respect to each such insurance policy: (a) the policy is in full force and effect by its terms; and (b) the Company has not received any written or oral notice from the insurer disclaiming coverage or reserving rights with respect to a particular claim or such policy in general.

2.24   Transactions with Related Parties.  No employee, officer, director or Member of the Company, nor any member of his or her immediate family, is indebted to Company. To the Knowledge of Company, none of such Persons has any direct or indirect ownership interest in (a) any Person with which the Company is Affiliated or with which the Company has a business relationship or (b) any Person that competes with the Company (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with the Company).  To the Knowledge of Company, no officer, director or Member, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with the Company.

2.25   Books and Records.  The minute books of Company contain complete and accurate records of all meetings and other corporate actions of the Members and board of directors of Company. True and complete copies of the minute books of Company have been made available to the Parent prior to Closing.

2.26   Absence of Changes.  Since March 31, 2011, there has not occurred, and Company does not have Knowledge of, any Material Adverse Effect.  Except as set forth on Schedule 2.26, from such date, Company has conducted its business only in the ordinary course of business consistent with past practices, and Company has not:

(a)           failed to use commercially reasonable efforts to preserve intact Company’s present business organization and to keep available the services of its present officers, managerial personnel and key employees or independent contractors and preserve its relationships with customers; or

(b)           failed to use commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its equipment in accordance with the normal standards of maintenance applicable in the industry; or

(c)           amended, terminated, or failed to use commercially reasonable efforts to renew any Material Contract, or received any written notice or other notification that any other Person has or intends to take any such actions; or

(d)           entered into any Contract outside the ordinary course of business; or

(e)           received notice of cancellation of a Material Contract from any Person that is a party thereto; or

(f)           transferred, granted any license or sublicense of any rights under or with respect to any of its Intellectual Property other than in the ordinary course of business consistent with past practice; or

(g)           adopted, terminated or amended any Employee Benefit Plan or materially increased in any manner the compensation or benefits of any officer, director, or employee or other personnel (whether employees or independent contractors); or

(h)           acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, or disposed of any material assets except for fair consideration in the ordinary course of business and consistent with past practice; or

(i)           mortgaged, pledged, or subjected to any Lien any of its assets; or

(j)           made any loans, advances or capital contributions to, or investment in, any other Person; or

(k)           entered into any material joint ventures, strategic partnerships or alliances; or

(l)           except as required by GAAP, Applicable Law, or circumstances which did not exist as of such date, changed any of the accounting principles or practices used by it; or

(m)           changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto; or

(n)           declared, paid or set aside assets for any distribution to its Members, or purchased, redeemed or acquired any Units or other securities of the Company; or

(o)           incurred any Indebtedness not in the ordinary of course of business ; or

(p)           failed to pay any Indebtedness or any other accounts payable as it became due; or

(q)           paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise) other than immaterial claims, liabilities or obligations arising in the ordinary course of business, or cancelled, compromised, waived or released any right or claim other than immaterial rights or claims in the ordinary course of business; or

(r)           incurred or committed to incur any capital expenditures, capital additions or capital improvements other than in the ordinary course of business consistent with past practice.

2.27   Absence of Certain Business Practices.  Neither Company nor any employee, officer, director or Member of Company, or any other Person acting on behalf of any of them, has, with respect to, on behalf of or to otherwise further the interests of Company, (a) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to foreign or domestic government officials or employees, (c) established or maintained any unlawful or unrecorded funds or other assets or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions; (d) made any bribe, kickback or other unlawful payment or (e) made any material favor or gift which is not, in good faith, believed by such Person to be fully deductible for any income tax purposes and which was, in fact, so deducted.

2.28   Disclosures.  Neither this Agreement (including any Exhibit or Schedule hereto) nor any other Transaction Document to which the Company is a party, nor any report, certificate or instrument furnished to Parent or Merger Sub in connection with the transactions contemplated in this Agreement or any other Transaction Document to which the Company is a party, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, not misleading.

3.           Representations and Warranties of Parent.  Except as disclosed in the disclosure schedule delivered by the Parent to Company concurrent with the execution of this Agreement (the “Parent Disclosure Schedule”), Parent represents and warrants to the Company as follows:

3.1   Organizational Matters.

(a)           Organization, Standing and Power to Conduct Business.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada; has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as currently contemplated to be conducted; and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to do so would not cause a Material Adverse Effect. Parent is duly qualified in each of the jurisdictions listed on Schedule 3.1(a).

(b)           Charter Documents.  Parent has delivered to the Company true and complete copies of the Articles of Incorporation and Bylaws of Parent, in each case as amended to date and currently in effect (such instruments and documents, the “Parent Charter Documents”).  Parent is not in violation of any of the provisions of Parent Charter Documents.

(c)           Subsidiaries.  Other than Merger Sub, Parent does not have any subsidiaries and does not own, hold or have any interest in or right to acquire capital stock or other equity interests or ownership interests in any entity.

(d)           Powers of Attorney.  There are no outstanding powers of attorney executed by or on behalf of Parent.

3.2   Capital Structure.

(a)           Capital Stock. As of the date hereof, the authorized capital stock of Parent consists of 50,000,000 shares of Parent Common Stock, of which 16,575,209 shares are issued and outstanding, and 10,000,000 shares of Parent Preferred Stock, of which zero shares are issued and outstanding. After giving effect to the Reverse Split, there will be approximately 165,752 shares of Parent Common Stock outstanding, and after giving effect to the increase in the number of authorized shares there will be 250,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock authorized.  No shares of Parent Common Stock or Parent Preferred Stock are held in treasury.  The outstanding shares of Parent Common Stock are duly and validly authorized and issued, fully paid and non-assessable, and held of record and owned beneficially by the Stockholders in the amounts set forth on Schedule 3.2(a).  No shares of Parent Common Stock were issued in violation of any preemptive rights.  Other than the Convertible Notes set forth on Schedule 3.2(b), Parent has no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, preemptive rights or other contracts or commitments issued or granted to or in favor of any person to purchase or otherwise acquire any securities convertible or exchangeable for Parent Common Stock.  There are no outstanding obligations of Parent to repurchase, redeem or otherwise acquire any of Parent Common Stock. There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to Parent.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting, transfer, dividend or other rights of the Parent Common Stock.

(b)           Other Securities.  Except for (i) up to 1,500,000 shares of Parent Common Stock available for issuance pursuant to option grants to employees, officers, directors, and consultants of Parent (the “LTIP Options”) pursuant to the LTIP adopted by the Board of Directors of Parent and approved by Parent’s stockholders, none of which have been granted, and (ii) Convertible Notes described on Schedule 3.2(b), there are no shares of Parent Common Stock or other securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent is a party or by which it is bound obligating Parent to (A) issue, convert, deliver or sell, or cause to be issued, delivered or sold, shares of Parent Common Stock or other securities of Parent, (B) issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or (C) issue or distribute to Stockholders of Parent Common Stock any evidences of indebtedness or assets of Parent.  Parent is not under any obligation to purchase, redeem or otherwise acquire any shares of Parent Common Stock or any interest therein or to pay any dividend or make any other distribution with respect thereto with the exception of unclaimed dividends payable in the approximate amount of $42,000.  Parent has furnished to the Company a complete and accurate copy of the LTIP.

(c)           No Agreements.  Other than as listed on Schedule 3.2(c) and this Agreement, there are no agreements, written or oral, to which Parent or, to the Knowledge of Parent, any Stockholder is a party, relating to the issuance, acquisition (including rights of first refusal or preemptive rights), disposition, registration under the Securities Act or voting of the capital stock or other securities of Parent.

3.3   Authority.  Parent has all requisite corporate power to execute, deliver and perform this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby or thereby.  All necessary corporate action on the part of Parent, its directors and Stockholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the performance of Parent hereunder and thereunder has been taken or will be taken prior to Closing.

3.4   Due Execution.  This Agreement and each other Transaction Document to which Parent is a party has been or will at Closing have been duly executed and delivered by Parent and, assuming due execution and delivery by the Company and the other parties hereto and thereto, constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with their respective terms, except to the extent enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency or moratorium laws, or other Applicable Laws affecting the enforcement of creditors rights or by the principles governing the availability of equitable remedies.

3.5   Non-Contravention.  The execution and delivery of this Agreement and each other Transaction Document by Parent does not, and the performance of this Agreement and each other Transaction Document by Parent will not, (i) conflict with or constitute a violation of the Parent Charter Documents, (ii) conflict with or constitute a violation of any Applicable Laws, or (iii) conflict with, result in any breach or acceleration of, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the rights of Parent or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to any Contract.

3.6   Contractual Consents.  Except as set forth on Schedule 3.6, no Consent under any Contract is required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by Parent or the consummation of the transactions contemplated hereby or thereby.

3.7   Governmental Consents.  Except for (i) the approval and consent of the FINRA with respect to the provisions of this Agreement regarding corporate actions by Parent and (ii) the filing of the Articles of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada and (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no Consent of any Governmental Entity is required to be obtained or made by Parent in connection with the execution, delivery and performance of this Agreement or any other Transaction Document by Parent or the consummation of the transactions contemplated hereby or thereby.

3.8   Financial Statements.  Parent has delivered to the Company (i) the audited consolidated financial statements for the years ended December 31, 2008, 2009 and 2010, and (ii) the unaudited consolidated financial statements (consisting of a balance sheet, statement of operations, statement of stockholder's equity and statement of cash flows) for the three month  period ended March 31, 2011 (collectively, the “Parent Financial Statements”).  The Parent Financial Statements were prepared in accordance with GAAP consistently applied and in accordance with Parent’s historic past practice throughout the periods involved and fairly and accurately present in all material respects the financial position, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein.  Parent maintains a standard system of accounting established and administered in accordance with GAAP including, but not limited to, complete books and records in written or electronic form.

3.9   Absence of Liabilities.  Except as set forth in the Parent Financial Statements, Parent has no liabilities, whether accrued, absolute, contingent, matured, unmatured, or otherwise and whether or not required to be reflected in financial statements prepared in accordance with GAAP, other than (i) liabilities incurred in the ordinary course of the bona fide performance of the business subsequent to the date of the Interim Financial Statements, (ii) obligations under contracts and commitments incurred in the ordinary course of the bona fide performance of the business that are not required under GAAP to be reflected in the Parent Financial Statements, which liabilities and adjustments referred to in clauses (i) and (ii) individually or in the aggregate, are not material to the financial condition or operating results of Parent and (iii) the liabilities listed on Schedule 3.9

3.10   Indebtedness.  Parent does not have any Indebtedness of any type (whether accrued, absolute, contingent, matured or unmatured), except for: (i) Indebtedness set forth on the Interim Financial Statements, or (ii) Indebtedness described in reasonable detail in Schedule 3.9.  With respect to each item of Indebtedness, Parent is not in default and no payments are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a default by Parent under any item of Indebtedness.  Parent has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any item of Indebtedness that has not been fully remedied and withdrawn.  Other than as reflected on Schedule 3.10, the consummation of the transactions contemplated by this Agreement or any other Transaction Document to which Parent is a party will not cause a default, breach or an acceleration, automatic or otherwise, of any conditions, covenants or any other terms of any item of Indebtedness.  Parent is not a guarantor or otherwise liable for any liability or obligation (including Indebtedness) of any other Person.

3.11   Accounts Receivable and Payable.  All of Parent’s Receivables are bona fide, legal, valid and binding obligations, arose in the ordinary course of business and are carried on the records of Parent at values determined in accordance with GAAP, and subject to the reserve for bad debts set forth in the Interim Financial Statements.  No Person has any Lien on any of such Receivables, and no request or agreement for any material deduction or discount has been made with respect to any of such Receivables except as fully and adequately reflected in reserves for doubtful accounts set forth in the Interim Financial Statements.  All Receivables represent services actually performed by Parent in the conduct of the Parent's business in the ordinary course.  Deferred revenues are presented on the Parent Financial Statements, in accordance with GAAP, with respect to Parent’s (a) billed but unearned Receivables; (b) previously billed and collected Receivables still unearned; and (c) unearned customer deposits.  At the Closing Date, all accounts payable will have been incurred in exchange for goods or services delivered or rendered to Parent in the ordinary course of business.

3.12   Litigation.  There are no Legal Proceedings pending, or to the Knowledge of Parent, threatened against Parent.  There are no pending Legal Proceedings initiated by Parent or any Stockholder on behalf of Parent, and to the Knowledge of Parent, no Stockholder intends, nor does Parent intend, to initiate any Legal Proceeding against any Person related to Parent. Parent has not received and, to the Knowledge of Parent, no Stockholder has received any notice of a Legal Proceeding.  To the Knowledge of Parent, there is no reasonable basis to expect notice of a Legal Proceeding.  There is no injunction, judgment, decree or order against Parent.

3.13   Taxes.

(a)           Other than as listed on Schedule 13.3(a), all Tax Returns required to be filed by or with respect to Parent have been duly and timely filed; (ii) Tax Items required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete in all material respects; (iii) all Taxes owed by Parent or for which Parent may be liable that are or have become due have been timely paid in full; (iv) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax; (v) all Tax withholding and deposit requirements imposed on or with respect to Parent have been satisfied in full in all respects; (vi) there are no Liens (other than Taxes not yet due and payable) on any of the assets of Parent that arose in connection with any failure (or alleged failure) to pay any Tax; and (vii) Parent is not liable in any material respects for any Tax as a transferee or successor.

(b)           Schedule 3.13(b) lists all federal, state, and local income Tax Returns filed or required to be filed with respect to Parent for the three (3) taxable years ending prior to the Closing Date, indicates those Tax Returns that have been audited, indicates those Tax Returns that are currently the subject of audit and indicates those Tax Returns whose audits have been closed.  Parent has made available to the Company true and complete copies of all income Tax Returns and other material Tax Returns filed by Parent during the past three (3) years and all correspondence to Parent from, or from Parent to, a Taxing Authority relating thereto.

(c)           There is no claim against Parent for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or to the actual knowledge of Parent, threatened with respect to any Tax Return of or with respect to Parent, and, to the Knowledge of Parent, there is no factual or legal basis for the assessment of any deficiency or adjustment with respect to any Tax Return of or with respect to Parent, other than those disclosed (and to which are attached true and complete copies of all audit or similar reports) on Schedule 3.13(c).  No Tax audits or administrative or judicial proceedings are being conducted, pending or to the actual knowledge of Parent, threatened with respect to Parent, other than those disclosed (and to which are attached true and complete copies of all correspondence to or from the relevant Taxing

Authority pertaining thereto) on Schedule 3.13(c).  No claim has ever been made by an authority in a jurisdiction where Parent does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.  There are no matters under discussion with any Governmental Entity with respect to matters that could result in an additional amount of Tax.

(d)           Other than as listed on Schedule 13.3(a), there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to Parent or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to Parent.

(e)           Parent is not a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

(f)           None of the property of Parent is held in an arrangement that could be classified as a partnership for Tax purposes, and Parent does not own any interest in any controlled foreign corporation (as defined in Section 957 of the Code), passive foreign investment company (as defined in Section 1297 of the Code) or other entity the income of which is or could be required to be included in the income of Parent.

(g)           Parent does not have any liability for the Taxes of any Person.  Parent is not and has never been a member of an affiliated, consolidated, combined or unitary group filing for federal or state income tax purposes.

(h)           Parent has not entered into any agreement or arrangement with any Taxing Authority that requires Parent to take any action or to refrain from taking any action.  Parent is not a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(i)           Parent has not participated, within the meaning of Treasury Regulations Section 1.6011-4(c), in (i) any “reportable transaction” within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder; (ii) any “tax shelter” or “confidential corporate tax shelter” within the meaning of Section 6111 of the Code and the Treasury Regulations thereunder; or (iii) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code and the Treasury Regulations thereunder.  Parent has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign law).

(j)           Other than the unclaimed dividends payable identified in Section 3.2(b), there is no material property or obligation of Parent, including uncashed checks to vendors, customers, or employees, non-refunded overpayments or unclaimed subscription balances, unapplied cash balances, or dividends that is escheatable to any state or municipality under any applicable escheatment laws, as of the date hereof or that may at any time after the date hereof become escheatable to any state or municipality under an applicable escheatment laws.

(k)           Parent has not made any payments, is not obligated to make any payments, and is not a party to any plan or agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Sections 280G (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(6)) or 404 of the Code.

(l)           The provision for Taxes set forth on the balance sheets included in the Parent Financial Statements, if any, are sufficient for all accrued and unpaid Taxes, whether asserted or unasserted, contingent or otherwise, as of the dates thereof.  Parent has not incurred any liabilities for Taxes since those dates (i) arising from extraordinary gains or losses, as that term is used in GAAP, (ii) outside the ordinary course of business, or (iii) inconsistent with past custom or practice.

(m)           To the Knowledge of Parent, no power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect Parent.

3.14   Property and Assets.

(a)           Personal Property.  Parent has and has had at all times in the past good and marketable title to, or valid leasehold interests in, all Personal Property used or held for use in its business or reflected in the Parent Financial Statements.  Such Personal Property constitutes all Personal Property used, necessary or useful to conduct the business of Parent as it is presently conducted.  None of such Personal Property is owned by any other Person, including a Stockholder or an Affiliate of a Stockholder.  The Personal Property (i) is in good operating condition and repair (ordinary wear and tear excepted); (ii) is available for immediate use in the business and operation of Parent as currently conducted; and (iii) permits Parent to operate in accordance with Applicable Laws.

(b)           Liens.  None of the Personal Property or assets of the Parent is subject to any Lien of any nature whatsoever, other than Permitted Encumbrances.

3.15   Leased Real Property.  Parent does not own any real property.  Schedule 3.15 contains a true and correct description of all Leased Real Property.  With respect to each lease listed in Schedule 3.15:

(a)           The lease was entered into on arm’s-length terms for leases of similar property within the county where the subject property is situated;

(b)           All rental and other payments required to be paid by Parent have been duly paid, Parent has not received or issued a notice of default and Parent is not and to the Parent’s Knowledge, no other party to the lease is in breach or default.

3.16   Intellectual Property and Related Matters.

(a)           Schedule 3.16(a) lists all of the Intellectual Property owned by Parent (hereafter the “Parent Intellectual Property”), and any proceedings before any Governmental Entity with regard to such Parent Intellectual Property.

(b)           Except as set forth on Schedule 3.16(a), Parent exclusively owns or possesses, valid, exclusive and irrevocable licenses to, the entire right, title and interest in and to all Parent Intellectual Property used by it in its business, free and clear of all Liens, Parent, owns or possesses, or has the right or license to use, all of the Parent Intellectual Property used in its business as currently conducted, in each case without any violation, misappropriation or infringement of, or other conflict with, the rights of another Person.  Except as set forth on Schedule 3.16(b), the consummation of this transaction as contemplated by this Agreement shall not affect the ownership of or right to use the any Parent Intellectual Property that is licensed to Parent as used in its business as currently conducted.

(c)           There are no pending Legal Proceedings alleging that Parent is infringing, misappropriating or otherwise violating any Intellectual Property of a Person or that seek to limit or challenge the validity, enforceability, ownership or use any Intellectual Property licensed by Parent and used in its business.   Parent has not received any claim from any Person alleging that Parent is infringing, misappropriating or otherwise violating any Intellectual Property of any Person and Parent is not aware of any potential basis for such an allegation or of any reason to believe that such an allegation may be forthcoming. No third party has orally threatened Legal Proceedings alleging that Parent is infringing, misappropriating or otherwise violating any Intellectual Property or that seek to limit or challenge the validity, enforceability, ownership or Parent’s use of any Intellectual Property licensed by Parent and used in its business; and to the Knowledge of Parent, Parent has not infringed, misappropriated, or otherwise violated the Intellectual Property of any Person.

(d)           No current or former partner, director, officer, or employee of Parent will, after giving effect to each of the transactions contemplated herein, own or retain any rights in or to, have the right to receive any royalty or other payment with respect to, any of the Parent Intellectual Property.

3.17   Compliance with Applicable Laws; Permits.

(a)           Compliance.  Parent has not failed to comply in any material respect with or is not in conflict with, or in default or in material violation of any Applicable Law. No investigation or review by any Governmental Entity is pending, or to the Knowledge of Parent, has been threatened, against Parent.  There is no judgment, injunction, order or decree binding upon Parent.

(b)           Permits.  Parent holds, to the extent required by Applicable Law, all Permits for the operation of its business as presently conducted.  No suspension or cancellation of any such Permit is pending or, to the Knowledge of Parent, threatened.  Each such Permit is valid and in full force and effect, and Parent is in compliance in all material respects with the terms of such Permits.  Schedule 3.17(b) provides a complete list of all material Permits held by Parent.

(c)           Export and Import Laws.  Parent has not exported or imported any goods or products, nor provided any services that would subject Parent to the jurisdiction of the U.S. Export and Import Laws or Foreign Export and Import Laws  Parent has at all times been in compliance with all Applicable Laws relating to trade embargoes and sanctions, and no product, service or financing provided by Parent has been, directly or indirectly, provided to, sold to or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other country or Person against whom the U.S. maintains economic sanctions or an arms embargo.

(d)           Export Proceedings.  There is no export or import related proceeding, investigation or inquiry pending, or to the Knowledge of the Parent, threatened against Parent or any officer or director of Parent, by or before (or, in the case of a threatened matter, that would come before) any Governmental Entity.

3.18   Broker Fees.  Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokers' or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any other Transaction Document to which Parent is a party or any transaction contemplated hereby or thereby.  No finder, broker, agent or other intermediary has acted for or on behalf of Parent in connection with the transactions contemplated by this Agreement.

3.19   Employment Matters.

(a)           Employees.  Schedule 3.19(a) sets forth a complete list of Parent’s current employees, officers, directors, independent contractors, sales representatives and other agents.  To the Knowledge of Parent, (i) no third party has claimed that any present or former employee of Parent has disclosed or utilized any Trade Secret or proprietary information or documentation of such third party; (ii) no third party has claimed that any present or former employee of Parent has interfered in the employment relationship between such third party and any of its present or former employees; and (iii) no present or former employee of Parent has employed any Trade Secret, information or documentation proprietary to any former employer or other third party, or violated any confidential relationship with any such third party in connection with the development or sale of any product or the development or sale of any service of Parent.  No Parent employee or any other person is or will be owed compensation by Parent in connection with the transactions contemplated by this Agreement, including, without limitation, cash payments, forgiveness of indebtedness, assumption of tax liability, severance benefits or vesting acceleration.

(b)           WARN Act.  Parent has not had any plant closings, mass layoffs or other terminations of employees of Parent which would create any obligations upon or liabilities for Parent under the federal Worker Adjustment and Retraining Notification Act or any equivalent similar laws.  Parent is not a party to any agreements or arrangements or subject to any requirement that in any manner restricts Parent from relocating, consolidating, merging or closing, in whole or in part, any portion of the business of Parent, subject to Applicable Law.

3.20   Employee Benefit Plans.  Except for the LTIP, Parent does not currently maintain any Employee Welfare Benefit Plans.  To the Knowledge of Parent, Parent does not have any liability associated with any past Employee Benefit Plans.

3.21   Environmental Matters.

(a)           Parent and any other person it is legally responsible for is and has at all times been, in each case in all material respects, in compliance with all Environmental Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been made, given, filed or commenced (or, to the Knowledge of Parent, threatened) by any Person against Parent alleging any failure to comply with any Environmental Law or seeking contribution towards, or participation in, any remediation of any contamination of any property or thing with Hazardous Materials.  In each case, and in all material respects, Parent has obtained, and is and has at all times been in compliance with all of the terms and conditions of, all Permits that are required under any Environmental Law and has at all times complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables that are contained in any applicable Environmental Law.  Neither Parent or any other person it is legally responsible for has manufactured, generated, treated, stored, handled, processed, released, transported or disposed of any Hazardous Materials on, under, from or at any of Parent’s properties or in connection with Parent’s operations since July 26, 2009.

(b)           No physical condition exists on or under any property that may have been caused by or impacted by the operations or activities of Parent that could give rise to any investigative, remedial or other obligation under any Environmental Law or that could result in any kind of liability to any third party claiming damage to Person or property as a result of such physical condition.

(c)           All properties and equipment used in the business of Parent are and have been free of Hazardous Materials except for any Hazardous Materials in small quantities found in products used by Parent for office or janitorial purposes in material compliance with Environmental Law.

(d)           Parent does not have and has never had in its possession or control any internal or external environmental audits or studies relating to Parent and its operations or any correspondence on environmental matters relating to Parent and its operations.

3.22   Material Contracts.  Schedule 3.22 sets forth a list of all Material Contracts including the name of the parties thereto, the date of each such Material Contract and each amendment thereto. All Material Contracts are in full force and effect in all material respects.  Other than as described on Schedule 3.22, all Material Contracts are valid and enforceable in all material respects, and not in default, no payments or other material obligations are past due, and no circumstance exists that, with notice, the passage of time or both, could constitute a material default under any Material Contract by Parent or, to the Knowledge of Parent, by any other party thereto.  Parent has not received any notice of a default, alleged failure to perform or any offset or counterclaim with respect to any Material Contract that has not been, in all material respects, fully remedied and withdrawn. The consummation of the transactions contemplated by this Agreement or any other Transaction Document to which Parent is a party will not constitute a default under, or affect the enforceability against any Person of, any such Material Contract.  There is no Material Contract that Parent cannot terminate without penalty. Parent has provided Parent with true and complete copies of all Material Contracts including all amendments, terminations and modifications thereof.

3.23   Insurance.  Parent does not maintain any type of insurance policies, including any policies for liability coverage, and there are no self-insurance arrangements affecting Parent.

3.24   Transactions with Related Parties.  Except as set forth on Schedule 3.24, no employee, officer, director or Stockholder of Parent, nor any member of his or her immediate family, is indebted to Parent, nor is Parent indebted (or committed to make loans or extend or guarantee credit) to any of them.  To the Knowledge of Parent, other than as listed on Schedule 3.24, none of such Persons has any direct or indirect ownership interest in (a) any Person with which Parent is Affiliated or with which Parent has a business relationship or (b) any Person that competes with Parent (other than the ownership of less than 5% of the outstanding class of publicly traded stock in publicly traded companies that may compete with Parent).  Except as set forth on Schedule 3.24, to the Knowledge of Parent, no officer, director or Stockholder, nor any member of his or her immediate family, is, directly or indirectly, a party to or interested in any Contract with Parent or its Affiliates.

3.25   Books and Records.  The minute books of Parent contain complete and accurate records of all meetings and other corporate actions of the Stockholders and board of directors of Parent.  The stock ledger of Parent is complete and reflects all issuances, transfers, repurchases and cancellations of shares of capital stock of Parent.  True and complete copies of the minute books and the stock ledger of Parent have been made available to and will be delivered to the Company at the Closing.

3.26   Absence of Changes.  Since March 31, 2011, there has not occurred, and Parent does not have Knowledge of, any Material Adverse Effect.  Except as set forth on Schedule 3.26, from such date, Parent has conducted its business only in the ordinary course of business consistent with past practices, and Parent has not:

(a)           failed to use commercially reasonable efforts to preserve intact Parent’s present business organization and to keep available the services of its present officers, managerial personnel and key employees or independent contractors and preserve its relationships with customers; or

(b)           failed to use commercially reasonable efforts to maintain its assets in their current condition, except for ordinary wear and tear, or failed to repair, maintain, or replace any of its equipment in accordance with the normal standards of maintenance applicable in the industry; or

(c)           amended, terminated, or failed to use commercially reasonable efforts to renew any Material Contract, or received any written notice or other notification that any other Person has or intends to take any such actions; or

(d)           entered into any Contract either (i) that is a Material Contract or (ii) outside the ordinary course of business; or

(e)           accelerated, terminated, modified, or canceled any Material Contract to which the Parent is a party or by which the Parent or its assets are bound or received notice of cancellation of a Material Contract from any Person that is a party thereto; or

(f)           transferred, granted any license or sublicense of any rights under or with respect to any of its Intellectual Property other than in the ordinary course of business consistent with past practice; or

(g)           made or pledged to make any charitable or other capital contribution; or

(h)           adopted, terminated or amended any Employee Benefit Plan or materially increased in any manner the compensation or benefits of any officer, director, or employee or other personnel (whether employees or independent contractors); or

(i)           terminated any employee other than in the ordinary course of business consistent with past practice; or

(j)           acquired (including by merger, consolidation, or the acquisition of any equity interest or assets) or sold (whether by merger, consolidation, or the sale of an equity interest or assets), leased, or disposed of any material assets except for fair consideration in the ordinary course of business and consistent with past practice or, even if in the ordinary course of business and consistent with past practices, whether in one or more transactions, in no event involving assets having an aggregate fair market value in excess of $1,000; or

(k)           mortgaged, pledged, or subjected to any Lien any of its assets; or

(l)           made any loans, advances or capital contributions to, or investment in, any other Person; or

(m)           entered into any material joint ventures, strategic partnerships or alliances; or

(n)           except as required by GAAP, Applicable Law, or circumstances which did not exist as of such date, changed any of the accounting principles or practices used by it; or

(o)           changed its practices and procedures with respect to the collection of accounts receivable or offered to discount the amount of any account receivable or extended any other incentive (whether to the account debtor or any employee or third party responsible for the collection of receivables) with respect thereto; or

(p)           declared, paid or set aside assets for any dividend or otherwise declared or made any other distribution with respect to its capital stock, or purchased, redeemed or acquired any shares of capital stock or other securities of Parent; or

(q)           incurred any Indebtedness not in the ordinary of course of business ; or

(r)           failed to pay any Indebtedness or any other accounts payable as it became due, or materially changed its existing practices and procedures for the payment of Indebtedness or other accounts payable; or

(s)           paid, discharged or satisfied any claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise) other than immaterial claims, liabilities or obligations arising in the ordinary course of business, or cancelled, compromised, waived or released any right or claim other than immaterial rights or claims in the ordinary course of business; or

(t)           incurred or committed to incur any capital expenditures, capital additions or capital improvements other than in the ordinary course of business consistent with past practice; or

(u)           made any payment or agreement relating to the surrender, cancellation, amendment or agreement not to exercise any stock option or warrant issued by Parent; or

(v)           authorized, approved, agreed to or made any commitment, orally or in writing, to take any actions prohibited by this Agreement.

3.27   Warranties.  Each product or service sold, licensed, distributed or delivered by Parent is in conformity with all applicable contractual commitments and all express warranties in all material respects, and Parent has no liability (and, to the Knowledge of Parent, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against Parent giving rise to any liability) for violations thereof or other damages in connection therewith, subject only to the reserve, if any, set forth in the Financial Statements. No product sold, licensed, distributed or delivered by Parent is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease, except for such guarantees, warranties and indemnities that are implied under Applicable Law and not disclaimable.

3.28   Absence of Certain Business Practices.  Neither Parent nor any employee, officer, director or Affiliate of Parent, or any other Person acting on behalf of any of them, has, with respect to, on behalf of or to otherwise further the interests of Parent, (a) used funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payments to foreign or domestic government officials or employees, (c) established or maintained any unlawful or unrecorded funds or other assets or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or the OECD Convention on Combating Bribery of

Foreign Public Officials in Business Transactions; (d) made any bribe, kickback or other unlawful payment or (e) made any material favor or gift which is not, in good faith, believed by such Person to be fully deductible for any income tax purposes and which was, in fact, so deducted.

3.29   Compliance with Securities Laws and Listing Requirements.

(a)           Parent has complied with all material provisions relating to the issuance of securities, and for the registration thereof, under the Securities Act, other applicable securities laws, and all applicable state securities laws in connection with any and all of its stock issuances. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving federal and state securities laws. All issued and outstanding shares of the Parent Common Stock were to the Knowledge of Parent offered and sold in compliance with federal and state securities laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission.

(b)           All information regarding Parent which has been provided to the Company by Parent or set forth in any document or other communication, disseminated to any former, existing or potential shareholders of Parent or to the public or filed with FINRA, the SEC, or any state securities regulators or authorities is to the Knowledge of Parent true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all securities laws and regulations.

(c)           Parent to its Knowledge has timely filed all required documents, reports and schedules with the SEC, the FINRA and any applicable state or regional securities regulators or authorities (collectively, the “Parent SEC Documents”) except where the failure to so timely file is not or has not been material to the operations of parent taken as a whole.  As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act, FINRA rules and regulations and state and regional securities laws and  regulations, as the case may be, and, at the respective times they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements (including, in each case, any notes thereto) of Parent included in the Parent SEC Documents complied as to form and substance in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles (except as may be indicated therein or in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the financial position of Parent as of the respective dates thereof and the results of its operations and its cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein).

(d)           There are no disagreements of any kind presently existing, or reasonably anticipated by Parent to arise, between the accountants and lawyers formerly or presently employed by Parent and Parent is current with respect to any fees owed to its accountants and lawyers.

(e)           Parent’s Common Stock currently trades on the Over-The-Counter Bulletin Board (the “OCTBB”) under the symbol “AMHN.OB” and Parent has and continues to satisfy all of the requirements of the OTCBB for such listing and for the trading of Parent Common Stock thereunder.

3.30   Disclosures.  Neither this Agreement (including any Exhibit or Schedule hereto) nor any other Transaction Document to which Parent is a party, nor any report, certificate or instrument furnished to Company in connection with the transactions contemplated in this Agreement or any other Transaction Document to which Parent is a party, when read together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, not misleading.

4.           Pre-Closing Covenants of the Parties.

4.1   Conduct of Business.  Except as contemplated by this Agreement or to the extent that the other party otherwise consents in writing, from the date of this Agreement until the Closing, each party covenants and agrees that it will not:

(a)           fail to act in the ordinary course of business and consistent with past practices of such party;

(b)           take any action, or fail to take any action, that would be required to be listed on Schedule 2.26 or Schedule 3.26 if such action or failure to act had occurred after March 31, 2011 and prior to the date hereof;

(c)           (i) merge or consolidate with or into any other Person; (ii) dissolve or liquidate; (iii) sell, lease or exclusively license all or substantially all of its assets; or (iv) permit the sale or transfer of any shares of capital stock or interests therein;

(d)           issue, sell, pledge, dispose of, encumber or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any securities of any class or any options, warrants, calls, rights, commitments, agreements, arrangements or undertakings to issue, deliver or sell, or cause to be issued, delivered or sold, securities of any class;

(e)           except as specifically contemplated by this Agreement, change, amend, modify or repeal any provision of its Charter Documents;

(f)           guarantee, endorse or otherwise become liable or responsible for the obligations of any other Person (other than endorsements of checks in the ordinary course) or make any loans, advances or capital contributions to, or investments in, any Person;

(g)           make any settlement of or compromise any Tax liability, change any Tax election or Tax method of accounting or make any new Tax election or adopt any new Tax method of accounting; surrender any right to claim a refund of Taxes; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; or take any other action that would have the effect of increasing the Tax liability of such party for any period after the Closing Date or decreasing any Tax attribute of such party existing on the Closing Date;

(h)           except as required by GAAP, Applicable Law or circumstances which did not exist as of such date, change any of the accounting principles or practices used by it;

(i)           commence a lawsuit, administrative proceeding, mediation, arbitration or other similar proceeding other than relating to or arising out of this Agreement or the agreements and transactions contemplated hereby;

(j)           make any loan to, or enter into any transaction directly or indirectly with, any of its Stockholders (with the exception of funds loaned to Parent from its majority Stockholder), Members directors, officers or employees, including any member of his or her immediate family or Affiliates, as applicable, other than transactions contemplated by this Agreement;

(k)           declare, pay or set aside assets for any dividend or otherwise or declare or make any other distribution with respect to its securities, or purchase, redeem or acquire any securities;

(l)           approve, propose, authorize any of, or commit or agree to take any of, the foregoing actions.

4.2   Access and Information.  Subject to Applicable Law, until the Closing, each party will afford other party and their representatives (including accountants and counsel) reasonable access to all properties, books, records, and Tax Returns and all other information with respect to its business, together with the opportunity to make copies of such books, records and other documents and to discuss the business of such party with such directors, officers and counsel as the other party may reasonably request.  In addition to the foregoing, each party shall deliver to the other party, (a) as soon as practicable after the end of each quarterly accounting period of such party following the date hereof, and in any event within 45 days after the end of each such quarterly period, unaudited financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) as of the end of each such quarterly period, in each case prepared in accordance with GAAP, subject to changes resulting from normal year end audit adjustments, which will not be material individually or in the aggregate.  All information provided pursuant to this Agreement will remain subject in all respects to the Confidentiality Agreement.

4.3   Third Party Consents.  After the date of this Agreement and prior to the Closing, each party will use its best efforts to obtain each Consent under any Contract required to be obtained in connection with the execution, delivery or performance of this Agreement or any other Transaction Document by such Party or the consummation of the transactions contemplated hereby or thereby.

4.4   Notification of Certain Matters.  Each party will give prompt notice to the other party of (a) the discovery of any event, condition, fact or circumstance that causes, caused, constitutes or constituted a breach in any material respect of any representation or warranty of the party contained in this Agreement and (b) the failure of the party to comply with or satisfy in any material respect any covenant to be complied with by it hereunder.  No such notification will affect the representations or warranties of the parties or the conditions to their respective obligations hereunder.

4.5   Acquisition Proposal.

(a)           No Solicitation. From the date hereof through the earlier of the termination of this Agreement or the Closing, neither party nor any of the officers, directors, agents or representatives of such party, will, and each party will cause its employees, officers, directors, Stockholders, Members, agents and representatives not to (and will not authorize any of them to), directly or indirectly (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to, or the making, submission or announcement of, any Acquisition Proposal with respect to such party; (ii) participate in any discussions or negotiations regarding, or furnish to any Person any nonpublic information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal with respect to such party; (iii) engage in discussions with any Person with respect to any Acquisition Proposal with respect to such party, except as to the existence of these provisions; (iv) approve, endorse, recommend or submit to a vote of its Stockholders or Members any Acquisition Proposal with respect to such party; or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby with respect to such party.

(b)           Notification of Unsolicited Acquisition Proposals.  From the date hereof until the earlier of the termination of this Agreement or the Closing, each party will immediately after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that it reasonably believes could lead to an Acquisition Proposal, provide the other party with oral and written notice of the material terms and conditions of such Acquisition Proposal, request or inquiry, and the identity of the Person or group making any such Acquisition Proposal, request or inquiry and a true and complete copy of all written materials provided in connection with such Acquisition Proposal, request or inquiry.

4.6   Reverse Split and Amendment to Articles of Incorporation.  Parent shall conduct in accordance with all applicable laws and regulations a reverse split of Parent Common Stock pursuant to which each outstanding share of Parent Common Stock  will be combined such that each Parent stockholder will own one (1) share of Parent Common Stock for every 100 shares of Parent Common Stock previously owned by such Person; amend its Articles of Incorporation to increase the number of authorized shares of Parent Common Stock to 250,000,000; and change the name of Parent to TherapeuticsMD, Inc.

4.7   LTIP.  Parent shall amend the LTIP to increase the authorized shares for issuance thereunder to 25,000,000.

4.8   Governmental Consents.  Promptly following the execution of this Agreement, the parties will proceed to prepare and file with the appropriate Governmental Entities such Consents that are necessary in order to consummate the transactions contemplated by this Agreement and will diligently and expeditiously prosecute, and will cooperate fully with each other in the prosecution of, such matters.

4.9   Efforts to Consummate.  Subject to the terms and conditions of this Agreement, each party to this Agreement shall act in good faith and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, required under Applicable Law in order to consummate the transactions contemplated hereby as expeditiously as reasonably practicable, including (a) obtaining all authorizations, consents and approvals of any Person which are required for or in connection with the consummation of the transactions contemplated hereby and by the other Transaction Documents; (b) taking any and all reasonable actions necessary to satisfy the conditions to the other parties’ obligations hereunder as set forth in Section 5; and (c) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.  Each party hereto shall refrain from taking any action to frustrate, hinder or delay the satisfaction of closing conditions for the Closing of the transactions contemplated by this Agreement.

4.10   Confidentiality.  No party shall, and each will cause its Affiliates not to, disclose to any Person, either directly or indirectly, this Agreement, the Transaction Documents, the transactions to be performed in connection with this Agreement or the Transaction Documents, and the terms and conditions of each of the foregoing, unless otherwise required by Applicable Laws (in which case the disclosing party will provide sufficient advance written notice of such disclosure to allow the other party reasonable time to seek temporary, interim or permanent injunctions to such disclosure with the appropriate Governmental Entities), without the prior written consent of the other party; provided, that any party hereto may disclose such information to its Stockholders, Members, directors, officers, employees, agents, financing sources or advisors (including attorneys, accountants and financial advisors) who need to know such information to consummate the transactions contemplated by this Agreement who shall be instructed that the information is confidentiality and subject to restrictions on disclosure and use, and provided further, that Parent may provide information concerning this Agreement and the transactions contemplated hereby, including delivery of copies of this Agreement or the Transaction Documents to underwriters and others in connection with the registration of its securities under the Securities Act, as amended, and any applicable state blue sky laws, as it may deem necessary or appropriate in connection with a proposed public offering of its securities.  After the Closing, Parent may provide information with respect to this Agreement and the transactions contemplated hereby, including the delivery of copies of this Agreement or the Transaction Documents as my be required under any Applicable Law or considered appropriate in connection with any proposed financing, transaction or other business matter undertaken by Parent.

5.           Conditions Precedent.

5.1   Conditions to Each Party’s Obligation.  The respective obligations of the Company and Parent to effect the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           Consents and Approvals.  The Company and Parent shall have obtained from each Governmental Entity all approvals, waivers and Consents, if any, necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

(b)           No Injunctions or Restraints.  No action, suit, or proceeding shall be pending or, to the Knowledge of any Party, threatened, before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or before any arbitrator, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent the consummation of the transactions contemplated by this Agreement or any other Transaction Document.

(c)           Conduct of Business.  No action will have been taken, nor any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) will have been enacted, by any Governmental Entity that has the effect of materially limiting or restricting  a Party’s conduct or operation of its business following the Closing, nor will any proceeding seeking any of the foregoing be pending or threatened.

(d)           No Action.  No action shall have been taken, nor shall any statute, rule or regulation have been enacted, by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement or any other Transaction Document illegal.

5.2   Conditions to Obligations of the Company.  The obligation of the Company to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by the Company:

(a)           Representations and Warranties.  Each of the representations and warranties of Parent set forth in Section 3 shall be true and correct in all material respects (determined without regard to any materiality or Material Adverse Effect qualifiers contained in such representations and warranties) as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time.

(b)           Performance of Obligations of Parent.  Parent shall have performed all obligations in all material respects required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Material Adverse Effect.  No event or conditions shall have occurred prior to the Closing Date or be reasonably likely to occur on or after the Closing Date which,

individually or in the aggregate with any other events or conditions, has had or is reasonably likely to have a Material Adverse Effect.

(d)           Consents Under Agreements.  Parent shall have delivered to the Company the third party consents listed on Schedule 3.6  in a form and substance reasonably satisfactory to the Company, which consents constitute Consent or approval of each Person that is a party to a Contract (including evidence of the payment or any required payment) and whose Consent or approval will be required in order to permit the consummation of the transactions contemplated hereby or to prevent a breach of such Contract.

(e)           Stockholder Approval.  The holders of a majority of the outstanding shares of Parent Common Stock shall have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and no such approval and adoption shall have been withdrawn, rescinded or otherwise revoked.

(f)           SEC Filings.                      Parent shall be current in all required SEC filings as of the Effective Time.

(g)           Parent Reverse Split and Amendment to Articles of Incorporation.  Parent shall have completed the Reverse Split and filed the Articles of Amendment to the Articles of Incorporation as provided in Section 4.6.

(h)           LTIP.  Parent shall have amended the LTIP as provided in Section 4.7.

(i)           Legal Opinion.  The Company shall have received from Sommer & Schneider, LLP, counsel to Parent, an opinion dated the Closing Date, in substantially the form attached hereto as Exhibit E.

(j)           Resignation of Directors and Officers.  Effective on the Closing Date, the sole officer, director and employee of Parent shall have resigned and shall, subject to compliance with Rule 14f-1 of the Exchange Act, have appointed those persons selected by the Company to the Parent’s board of directors.  The Company understands that such appointments shall require a filing and distribution of a notice to the Parent Stockholders in accordance with Rule 14f-1 of the Exchange Act. Each such resignation will state that Parent is in not any way indebted or obligated to the resigning party for termination pay, loans, advances, or otherwise and that the Company is fully released from any and all indemnification obligations under the Parent Charter Documents or any Contract.

(k)           Existing Indebtedness.  Parent shall have provided the Company with evidence satisfactory to the Company that all liabilities of the Company (whether listed on Schedule 3.9 or incurred after the date of this Agreement but prior to Closing) have been satisfied except for the Convertible Notes in the aggregate amount of $210,000, and the Unclaimed Dividends Payable in the approximate amount of $42,000.

(l)           Conversion of Convertible Notes.  Parent shall have provided the Company with the written commitment from the holders of the Convertible Notes agreeing to convert the Convertible Notes to Parent Common Stock upon the earlier of the closing of the equity purchase outlined in Section 5.2(m) below or thirty (30) days after the Closing

(m)           Commitment for Equity Purchase.  The Company shall have received one or more commitment letters in a form acceptable to the Company for the purchase of up to 10,000,000 shares of Parent Common Stock at a purchase price of no lower than $0.25 per share which purchase shall close within thirty (30) days after the Closing.

(n)           Financial Statements.  Parent will have provided the Company with a copy of its the unaudited consolidated financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) for the six month period ended June 30, 2011, together with a certificate of its chief financial officer certifying that such financial statements were prepared in accordance with GAAP consistently applied and in accordance with Parent’s historic past practice throughout the periods involved and fairly and accurately present in all material respects the financial position, results of operations and cash flows of Parent as of the dates, and for the periods, indicated therein.

(o)           Certificate of Good Standing.  Parent will have provided the Company with a certificate of good standing from the Secretary of State of the State of Nevada and from those States identified on Schedule 3.1(a).

(p)           Certificate.  Parent shall have furnished the Company with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer to the effect that the conditions to Closing set forth in Sections 5.2(a)-(h) have been satisfied and that no additional shares of Parent Common Stock have been issued since the date of this Agreement.

(q)           Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at the Closing by Parent and any other Persons (other than Company) pursuant to this Section 5.2 shall have been delivered.

(r)           Waiver.  The Company may waive any condition specified in this Section 5.2 if it executes a writing so stating at or prior to Closing or shall be deemed to have waived such condition if it closes the transaction.

5.3   Conditions to Obligations of Parent.  The obligation of Parent to effect the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions unless waived, in whole or in part, by Parent:

(a)           Representations and Warranties.  Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties expressly speak as of an earlier date) as of the Effective Time as though made on and as of the Effective Time.

(b)           Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c)           Certificates of Good Standing.  The Company will have provided Parent with a certificate from the Secretary of State of Delaware as to the Company’s good standing.

(d)           No Material Adverse Effect.  No event or conditions shall have occurred prior to the Closing Date or be reasonably likely to occur on or after the Closing Date which, individually or in the aggregate with any other events or conditions, has had or is reasonably likely to have a Material Adverse Effect the Company.

(e)           Member Approval.  The Members owning a majority of the Units shall have approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, and no such approval and adoption shall have been withdrawn, rescinded or otherwise revoked.

(f)           Certificate.  The Company shall have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by its Chief Executive Officer to the effect that the conditions to Closing set forth in Sections 5.3(a), (b), (d) and (e) have been satisfied.

(g)           Lock-Up Agreements.  The Company shall have delivered to Parent the required Lock-Up Agreements in the form attached hereto as Exhibit F.

(h)           Legal Opinion.  Parent shall have received from McCarthy, Sweeney & Harkaway, P.C., counsel to Parent, an opinion dated the Closing Date, in substantially the form attached hereto as Exhibit G.

(i)           Financial Statements.  The Company will have provided Parent with a copy of its the unaudited consolidated financial statements (consisting of a balance sheet, statement of operations and statement of cash flows) for the six month period ended June 30, 2011, together with a certificate of its chief financial officer certifying that such financial statements were prepared in accordance with GAAP consistently applied and in accordance with the Company’s historic past practice throughout the periods involved and fairly and accurately present in all material respects the financial position, results of operations and cash flows of the Company as of the dates, and for the periods, indicated therein.

(j)           Closing Deliveries.  All documents, instruments, certificates or other items required to be delivered at Closing by the Company pursuant to this Section 5.3 shall have been delivered.

(k)           Waiver.  Parent may waive any condition specified in this Section 5.3 if it executes a writing so stating at or prior to the Closing or shall be deemed to have waived such condition if it closes the transaction.

6.           Closing.

6.1   Closing.  Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7, and subject to the satisfaction or waiver of the conditions set forth in Section 5, the Closing shall take place on September 7, 2011 unless another date, time or place is mutually agreed to in writing by Parent and the Company.  If any of the conditions set forth in Section 5 are not satisfied or waived at the time the Closing is to occur pursuant to this Section 6, Parent or the Company may, by notice to the other, adjourn the Closing to a date specified in that notice (but not later than the earlier of the second Business Day after the conditions set forth in Section 5 have been so satisfied or waived and the Termination Date).

6.2   Actions to Occur at Closing. At the Closing, the following documents shall be delivered and the following actions occur:

(a)           The Company will deliver, or will cause to be delivered, to Parent the following:

(i)           a certificate executed by the CEO of the Company as provided in Section 5.3(f);

(ii)           the certificates, and other documents required to be delivered pursuant to Section 5.2 of this Agreement;

(iii)           certified copies of resolutions adopted by the Company’s directors and Members of the Company authorizing the Merger;

(iv)           written confirmation from 1st United Bank approving the Merger;

(v)           confirmation that the anti-dilution warrants previously issued to Members have been canceled; and

(vi)            all other items, the delivery of which is a condition precedent to the obligations of Parent as set forth herein;

(b)           Parent will deliver or cause to be delivered to the Company:

(i)           a certificate of the President of Parent as provided in Section 5.2(p);

(ii)           certified copy of resolution adopted by the Board of Directors of Parent authorizing the Merger and all related corporate actions;

(iii)           a certificate from the State of Nevada and all other jurisdictions listed in Schedule 3.1(a) dated within five business days of the Closing to the effect that Parent is in good standing under the laws of Nevada and such other jurisdictions;

(iv)            a certificate from the State of Delaware dated within five business days of the Closing to the effect that Merger Sub is in good standing under the laws of Delaware;

(v)           the written resignation of the sole officer and director of Parent and the written appointment of the Company’s nominees as directors as provided in Section 5.2(k);

(vi)           such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement; and

(vii)           all other items, the delivery of which is a condition precedent to the obligations of the Company, as set forth herein.

7.           Post-Closing Covenants.

7.1   Financial Statements.  After the Closing, Parent shall timely file a current report on Form 8-K to report the Merger. In addition, for a period of 12 months following the Merger, Parent shall use its commercially reasonable efforts to timely file all reports and other documents required to be filed under the Exchange Act.

7.2   Standard and Poor's Listing.  Parent shall maintain its listing with Standard and Poor’s.

8.           Termination, Amendment and Waiver

8.1   Termination.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing:

(a)           By the mutual written consent of Parent and the Company;

(b)           By either party if (i) a claim is threatened or made against the other party, including without limitation, any civil, criminal or regulatory proceeding; (ii) there is a material adverse change in the financial condition of the other party in an amount in excess of $50,000; or

(c)           By either party if such party determines in its reasonable good faith that any of the conditions to Closing set forth in Section 5 will not be met; provided such party has not materially contributed to the failure of such condition to Closing; or

(d)           Automatically, without any action by any party to this Agreement, at 5:00 p.m. (Eastern Time) on the 90th day after the date of this Agreement if any condition to Closing has not then been satisfied or waived, unless such date is extended by the written agreement of the parties.

8.2   Notice of Termination.  Any party to this Agreement desiring to terminate this Agreement will give written notice of such termination to the other parties to this Agreement.

8.3   Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement will be terminated without further liability of any party to the other party.  If this Agreement is terminated by either party for any reason other than the reasons set forth in Section 8.1, the terminating party shall pay the other party a termination fee of $175,000.  Upon termination this Agreement, all provisions shall become void and have no effect except for the provisions of this Section 8.3, Section 11.12 (regarding public announcements), Section 10 (regarding confidentiality) and the other provisions of Section 11.

9.           Survival of Representations and Warranties.  Notwithstanding any investigation conducted at any time by or on behalf of a party, all representations, warranties, covenants and agreements of the parties in this Agreement and in any other agreements, documents or certificates executed or delivered by any party pursuant to this Agreement shall survive the execution, delivery and performance of this Agreement.

10.           Confidentiality.  The Parties will keep confidential all information and documents obtained from the other, including but not limited to any information or documents provided pursuant to this Agreement or the transactions contemplated thereby (except for any information disclosed to the public pursuant to a press release authorized by the Parent and the Company); and in the event the Closing does not occur or this Agreement is terminated for any reason, will promptly return such documents and all copies of such documents and all notes and other evidence thereof, including material stored on a computer, and will not use such information for its own advantage, except to the extent that (i) the information must be disclosed by law, (ii) the information becomes publicly available by reason other than disclosure by the Party subject to the confidentiality obligation, (iii) the information is independently developed without use of or reference to the other Party’s confidential information, (iv) the information is obtained from another source not obligated to keep such information confidential, (v) the information is already publicly known or known to the receiving Party when disclosed as demonstrated by written documentation in the possession of such Party at such time, or (vi) in connection with any legal proceeding hereunder.

11.           General Provisions.

11.1   Reasonable Efforts; Further Assurances.  Subject to the terms and conditions of this Agreement, each party to this Agreement after the Effective Time shall act in good faith and use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, required under Applicable Laws in order to give effect to the transactions contemplated hereby as expeditiously as reasonably practicable.

11.2   No Waiver Relating to Claims for Fraud.  None of the provisions set forth in this Agreement will be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions, intentional misrepresentation or willful breach, nor will any such provisions limit, or be deemed to limit (a) the amounts of recovery sought or awarded in any such claim for fraud, intentional misrepresentation or willful breach; (b) the time period during which a claim for fraud, intentional misrepresentation or willful breach may be brought, subject in any event to any statute of limitations; or (c) the recourse which any such party may seek against another party with respect to a claim for fraud, intentional misrepresentation or willful breach; provided, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 11.2 nor any reference to this Section 11.2 throughout this Agreement, will be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, intentional misrepresentation or willful breach, including defenses of statutes of limitations.

11.3   Amendment and Modification.  This Agreement may be amended or modified by the parties hereto in writing signed by the Company and Parent, provided, that no amendment shall be made which by Applicable Law requires further approval by Members or Stockholders without such further approval.

11.4   Waiver of Compliance.  Any failure of the Company or Parent to comply with any obligation, covenant, agreement or condition contained herein may be waived only if set forth in an instrument in writing signed by the party or parties to be bound by such waiver (including, if such waiver is after the Closing, the third-party beneficiaries set forth in Section 9), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

11.5   Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Applicable Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Governmental Entity making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

11.6   Expenses and Obligations.  Each party to this Agreement will bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors’, attorneys’, accountants’ and other professional fees and expenses.

11.7   Parties in Interest.  This Agreement will be binding upon and inure solely to the benefit of each party hereto and their successors and assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

11.8 Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, mailed by registered or certified mail (return receipt requested), sent by facsimile, sent by Federal Express or other recognized overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

Mr. Rob Finizio, President
vitaMedMD, LLC
951 Broken Sound Parkway
Suite 300-320
Boca Raton, FL33487

with a copy to:

Susan J. King, Esq.
McCarthy, Sweeney & Harkaway, P.C.
1825 K St. NW, Suite 700
Washington, DC 20006

If to Parent, to:

Mr. Jeffrey D. Howes, President
AMHN, Inc.
10611 N. Hayden Rd., Suite D106
Scottsdale, AZ  85260

with copy to:

Joel C. Schneider, Esq.
Sommer & Schneider, LLP
595 Stewart Avenue, Suite 710
Garden City, NY  11530

Any of the above addresses may be changed at any time by notice given as provided above; provided, that any such notice of change of address shall be effective only upon receipt.  All notices, requests or instructions given in accordance herewith shall be deemed received on the date of delivery, if hand delivered, on the date of receipt, if transmitted by facsimile, three Business Days after the date of mailing, if mailed by registered or certified mail, return receipt requested and one Business Day after the date of sending, if sent by Federal Express or other recognized overnight courier.

11.9   Counterparts.  This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

11.10   Time.  Time is of the essence in each and every provision of this Agreement.

11.11   Entire Agreement.  This Agreement (which term shall be deemed to include the exhibits and schedules hereto and the other certificates, documents and instruments delivered hereunder), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement of the parties hereto and supersede all prior agreements, letters of intent and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement, the other Transaction Documents and the Confidentiality Agreement.

11.12   Public Announcements.  Except for statements made or press releases issued (a) pursuant to the Securities Act or the Exchange Act; (b) pursuant to any listing agreement with any national securities exchange or the FINRA; or (c) as otherwise required by law, neither the Company or Parent will not issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby without the express prior written approval of the other Party.

11.13   Attorney's Fees.  In any action or proceeding instituted by a party arising in whole or in part under, related to, based on, or in connection with, this Agreement or the subject matter hereof, the prevailing party shall be entitled to receive from the losing party reasonable attorney’s fees, costs and expenses incurred in connection therewith, including any appeals therefrom.  The prevailing party shall be the one which substantially receives the relief sought by it in connection with any arbitration or proceeding.

11.14   Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, whether by operation of law or otherwise.  Any assignment in violation of the foregoing shall be null and void.

11.15   Governing Law; Jurisdiction and Venue.  THIS AGREEMENT, AND ANY MATTER OR DISPUTE ARISING HEREUNDER OR IN CONNECTION WITH THIS AGREEMENT, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA WITHOUT GIVING EFFECT TO THE LAWS OR RULES OF THE STATE OF FLORIDA RELATING TO CONFLICT OF LAWS.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF:  (I) ANY STATE COURTS OF THE STATE OF FLORIDA AND (II) ANY FEDERAL COURT LOCATED IN THE STATE OF FLORIDA, AS WELL AS TO THE JURISDICTION OF ALL COURTS TO WHICH AN APPEAL MAY BE TAKEN FROM SUCH COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY HEREBY EXPRESSLY WAIVES ANY AND ALL RIGHTS TO BRING ANY SUIT, ACTION OR OTHER PROCEEDING IN OR BEFORE ANY COURT OR TRIBUNAL OTHER THAN THOSE LOCATED IN THE STATE OF FLORIDA.  IN ADDITION, EACH PARTY CONSENTS TO THE SERVICE OF PROCESS BY PERSONAL SERVICE OR ANY MANNER IN WHICH NOTICES MAY BE DELIVERED HEREUNDER IN ACCORDANCE WITH THIS AGREEMENT.

11.16   Rules of Construction.

(a)           Each of the parties acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel.  Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that draft it is of no application and is hereby expressly waived.

(b)           All references in this Agreement to Exhibits, Schedules, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.  Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of such Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein.  The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur.  The word “including” (in its various forms) means “including, without limitation.”  Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires.  Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms.  Unless the context otherwise requires, all references to a specific time shall refer to Florida time.

(c)           Any information set forth in a schedule to this Agreement shall be deemed to be disclosed solely for purposes of the section of this Agreement to which such schedule applies, except to the extent that such information is cross-referenced in another schedule.  If there is any inconsistency between the statements in the body of this Agreement and those in the schedule, the statements in the body of this Agreement will control.  Nothing in a schedule will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail.  The mere listing (or inclusion of a copy) of a document or other item in a schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

(d)           Notwithstanding anything contained in this Agreement to the contrary, except as otherwise expressly provided in this Agreement, the parties hereto covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or a reduction), more than once in the calculation of (including any component of) the Merger consideration or any component thereof or calculation relating thereto, or any other calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or a reduction) would be to cause such amount to be over- or under-counted for purposes of the transactions contemplated by this Agreement.  The parties hereto further covenant and agree that if any provision of this Agreement requires an amount or calculation to be “determined in accordance with this Agreement and GAAP” (or words of similar import), then to the extent that the terms of this Agreement conflict with, or are inconsistent with, GAAP in connection with such determination, the terms of this Agreement shall control.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be signed, all as of the date first written above.

VITAMEDMD, LLC

By:	/s/ Robert Finizio
Robert Finizio, President

AMHN, INC.

By:	/s/ Jeffrey D. Howes
Jeffrey D. Howes, President

VITAMED ACQUISITION, LLC

By:	/s/ Jeffrey D. Howes
Jeffrey D. Howes, Managing Member

EXHIBIT A

DEFINED TERMS

“Acquisition Proposal” means any offer or proposal relating to any transaction or series of related transactions other than the transactions contemplated by this Agreement involving (a) any acquisition or purchase by any Person of any interest in the voting securities or other capital stock of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (other than the Stockholders) beneficially owning voting securities or other capital stock of the Company, or any merger, consolidation, business combination or similar transaction involving the Company; (b) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 10% of the assets of the Company; or (c) any liquidation or dissolution of the Company.  “Acquisition Proposal” shall not include any Promissory Note(s) issued by the Company to any Person in connection with a loan for working capital between the execution of this Agreement and either the Closing Date or any termination of this Agreement pursuant to Section 8.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.  For purposes of this definition and this Agreement, the term “control” (and correlative terms) means the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Agreement” has the meaning set forth in the Preamble.

“Applicable Laws” means all laws, statutes, constitutions, treaties, directives, rules, regulations, principles of common law, resolutions, codes, ordinances, requirements, judgments, orders, decrees, injunctions, and writs of any Governmental Entity which has, or the Company believes is reasonably likely to have, jurisdiction over the Company or the businesses, operations or assets of the Company, as they may be in effect on or prior to the Closing.

“Business Day” means any day other than (a) a Saturday, Sunday or federal holiday or (b) a day on which commercial banks in the state of Florida are authorized or required to be closed.

“Certificate” means a certificate representing any Outstanding Shares.

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the United States Internal Revenue Code of 1986, as amended.  All references to the Code, U.S. Treasury regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Company” has the meaning set forth in the Preamble.

“Company Charter Documents” has the meaning set forth in Section 2.1(b).

“Company Disclosure Schedule” has the meaning set forth in Section 2.

“Company Financial Statements” has the meaning set forth in Section 2.8.

“Company Options” means the options described in Sections 1.8 and 1.9.

“Company Plan” has the meaning set forth in Section 1.8.

“Company Units” or “Units” means the membership units of the Company.

“Company Warrant” has the meaning set forth in Section 1.10.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated as of July 13, 2011 by and between the Company and Parent.

“Consents” means all consents, approvals, orders or authorizations of, or registration, qualification, designation, declaration or filing with, any Governmental Entity, and all consents, waivers and approvals of third Persons.

“Contract” means any written, oral or other agreement, contract, subcontract, settlement agreement, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature to which the reference Person is a party or by which such Person, or any of its properties or assets, is bound or affected.

“Conversion Ratio” has the meaning set forth in Section 1.6.

“Convertible Notes” means any unsecured debt obligation of Parent which is convertible into shares of Parent Common Stock, as identified in Schedule 3.2(b).

“DLLCA” has the meaning set forth in the Recitals.

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Benefit Plans” means the following, whether written or oral and regardless of whether voluntarily sponsored or mandatorily sponsored pursuant to the Applicable Laws of any Governmental Entity:  (a) any nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan; (b) any qualified defined contribution retirement plan or arrangement that is an Employee Pension Plan; (c) any qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan; (d) any Employee Welfare Benefit Plan or fringe benefit plan or program; (e) any profit sharing, bonus, stock option, stock purchase, consulting, employment, severance or incentive plan, agreement or arrangement; (f) any plan, agreement or arrangement providing benefits related to clubs, vacation, childcare, parenting, sabbatical or sick leave; and (g) each other employee benefit plan, agreement, arrangement, program, practice or understanding that is not described previously in this definition.

“Employee Option” has the meaning set forth in Section 1.8.

“Employee Pension Benefit Plan” has the meaning set forth in Section 3(2) of ERISA and specifically includes, but is not limited to, any plan operated pursuant to the laws of any Governmental Entity other than the United States.

“Employee Welfare Benefit Plan” has the meaning set forth in Section 3(1) of ERISA and specifically includes, but is not limited to, any plan operated pursuant to the laws of any Governmental Entity other than the United States.”Environmental Law” means any Applicable Law relating or pertaining to the public health and safety (including workplace health and safety) or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, (a) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (f) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended; and (h) analogous laws and regulations implemented in the European Union, its member states, and any other country in which the Company conducts business.

“Environmental Law” means any Applicable Law relating or pertaining to the public health and safety (including workplace health and safety) or the environment or otherwise governing the generation, use, handling, collection, treatment, storage, transportation, recovery, recycling, removal, discharge or disposal of Hazardous Materials, including, (a) the Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended; (b) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended; (c) the Clean Water Act, 33 U.S.C. § 1251 et seq., as amended; (d) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (e) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended; (f) the Emergency Planning and Community Right To Know Act, 42 U.S.C. § 11001 et seq., as amended; (g) the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., as amended; and (h) analogous laws and regulations implemented in the European Union, its member states, and any other country in which the Company conducts business.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” means the Financial Industry Regulatory Authority.

“Foreign Export and Import Laws” means the laws and regulations of a foreign government regulating exports, imports or re-exports to or from the foreign country, including the export or re-export of any goods, services or technical data.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Entity” means any national, state, municipal, provisional, local or foreign government, ay instrumentality, subdivision, department, ministry, board, court, administrative agency or commission, or other governmental entity or instrumentality or political subdivision thereof, or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, taxing, importing or other governmental functions.

“Hazardous Material” means (a) any hazardous waste, hazardous substance, toxic pollutant, hazardous air pollutant or hazardous chemical (as any of such terms may be defined under, or for the purpose of, any Environmental Law); (b) asbestos; (c) polychlorinated biphenyls; (d) petroleum or petroleum products; (e) underground storage tanks, whether empty, filled or partially filled with any substance; (f) any substance the presence of which on the property in question is prohibited under any Environmental Law; or (g) any other substance that under any Environmental Law requires special handling or notification of or reporting to any federal, state or local governmental entity in its generation, use, handling, collection, treatment, storage, transportation, removal, discharge or disposal.

“Indebtedness” without duplication, means (a) all indebtedness (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of a Party, whether or not represented by bonds, debentures, notes or other securities, for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise; (b) all deferred indebtedness of a Party for the payment of the purchase price of property or assets purchased; (c) all obligations of a Party to pay rent or other payment amounts under a lease of real or Personal Property which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP; (d) any outstanding reimbursement obligation of a Party with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of a Party; (e) any payment obligation of a Party under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks; (f) all indebtedness for borrowed money secured by any Lien existing on property owned by a Party, whether or not indebtedness secured thereby will have been assumed; (g) all guaranties, endorsements, assumptions and other contingent obligations of a Party in respect of, or to purchase or to otherwise acquire, indebtedness for borrowed money of others; (h) all premiums, penalties and change of control payments required to be paid or offered in respect of any of the foregoing as a result of the consummation of the transactions contemplated by this Agreement regardless if any of such are actually paid; and (i) all obligations of a Party, whether interest bearing or otherwise, owed to any Stockholder, or any Stockholder’s Affiliates, Member or Member's Affiliates.

“Interim Financial Statements” means the financial statements for the three (3) month period ending March 31, 2011, and, when delivered by a Party, the financial statements for the six (6) month period ending June 30, 2011.

“Intellectual Property” means all intellectual property rights arising under the laws of the United States or of any other jurisdiction, including all such rights in any of the following:  (a) patents, patent applications, statutory invention registrations, including reissues, divisions, continuations, continuations in part, and reexaminations; (b) trademarks, service marks, trade dress, logos, slogans, and all identifiers of source, including all goodwill therein, and any and all common law rights, and registrations and applications for registration thereof, all rights therein, trade names, fictitious business names (d/b/a’s), URL’s and domain names; (c) copyrights and works of authorship in any media (including computer programs, Software, databases and compilations, files, applications, Internet site content, and documentation and related items), moral rights, mask works, whether or not registered, and registrations and applications for registration for any of the foregoing; and (d) trade secrets and confidential information, including all source code, documentation, know how, processes, technology, formulae, customer lists, business and marketing plans, inventions, and marketing information.

“Knowledge” means, with respect to a specified Person, the actual knowledge of such specified Person; and as to the Company will also include the actual knowledge of the Company and the Company’s officers and directors, and as to Parent, will include the actual knowledge of the Parent and the sole officer of Parent.

“Leased Real Property” means all real property currently leased or otherwise used or occupied for the operation of business.

“Legal Proceeding” means any claim, action, suit, settlement, hearing, investigation or proceeding, or governmental inquiry.

“Lien” and “Liens” means liens, pledges, voting agreements, voting trusts, proxy agreements, security interests, mortgages, and other possessory interests, conditional sale or other title retention agreements, assessments, easements, rights-of-way, covenants, restrictions, rights of first refusal, encroachments, and other burdens, options or encumbrances of any kind.

“Lock-Up Agreements” means the lock-up agreements referred to in Section 5.3(g).

“LTIP Options” has the meaning set forth in Section 3.2(b).

“LTIP” has the meaning set forth in the Recitals.

“Material Adverse Effect” when used with respect to either the Company or Parent means any result, occurrence, fact, change, event or effect (whether or not foreseeable or known as of the date of the Closing or covered by insurance) that, individually or in the aggregate with any such other results, occurrences, facts, changes, events or effects, is or could reasonably be expected to be (whether or not such result, occurrence, fact, change, event or effect has, during the period or at any time in question, manifested itself in such party's historical consolidated financial statements) materially adverse to the business, operations, assets, financial condition, results of operations, prospects or capitalization of the Party or (b) the ability of the party or its Members or Stockholders to consummate any transaction contemplated by this Agreement or any Transaction Documents.

“Material Contract” means with respect to Parent, any contract that is not terminable by Parent at any time without penalty and with respect to the Company, any Contract which involves receipts or expenditures by the Company of more than $10,000 in any twelve month period or more than $25,000 in the aggregate.

“Member” means a Person admitted as a member of the Company.

“Merger” has the meaning in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“OCTBB” has the meaning set forth in Section 3.29(e).

“Outstanding Share” or “Outstanding Shares” means the shares of Parent Common Stock issued and outstanding.

“Parent” has the meaning set forth in the Preamble.

“Parent Charter Documents” has the meaning set forth in Section 3.1(b).

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Disclosure Schedule” has the meaning set forth in Section 3.

“Parent Financial Statements” has the meaning set forth in Section 3.8.

“Parent Intellectual Property” has the meaning set forth in Section 3.16.

“Parent Option” hast the meaning set forth in Section 1.8.

“Parent Preferred Stock” has the meaning set forth in the Recitals.

“Parent SEC Documents” has the meaning set forth in Section 3.29(c).

“Parent Stockholder” means an owner of shares of Parent Common Stock.

“Parent Warrant” has the meaning set forth in Section 1.8.

“Permits” means all franchises, permits, certificates, licenses, consents, filings, sanctions, registrations, variances, exemptions, orders, authorizations and approvals from, and declarations and filings with Governmental Entities.

“Permitted Encumbrances” means (a) statutory Liens for current Taxes not yet past due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Financial Statements; (b) mechanics’, carriers’, workers’, repairers’ and other similar Liens imposed by Applicable Law arising or incurred in the ordinary course of business and consistent with past practices of a Party for obligations that are not yet past due or that are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Financial Statements; (c) Liens on leases of real property arising from the provisions of such leases, including, in relation to Leased Real Property, any agreements and/or conditions imposed on the issuance of land use permits, zoning, business licenses, use permits or other entitlements of various types issued by any Governmental Entity, necessary or beneficial to the continued use and occupancy of such Leased Real Property or the continuation of the business conducted by a Party; (d) pledges or deposits made in the ordinary course of business and consistent with past practices of a Party in connection with workers’ compensation, unemployment insurance and other social security legislation; (e) zoning regulations and restrictive covenants and easements that do not detract in any material respect from the value of each party's leasehold estate in the Leased Real Property and do not materially and adversely affect, impair or interfere with the use by a Party of any property affected thereby and (f) utility easements, to serve or serving the Leased Real Property.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity.

“Personal Property” means all of the machinery, equipment, equipment structures, machinery, fixtures, hardware, systems, infrastructure, computer programs, computer software, tools, motor vehicles, furniture, furnishings, leasehold improvements, office equipment, inventory, supplies, plant, spare parts, and other tangible or intangible personal property which are owned or leased by a Party and which are used or held for use in its business or operations.

“Receivables” has the means the accounts receivable and trade accounts of a Party as set forth on the Company Financial Statements and any Interim Financial Statements.

“Reverse Split” has the meaning set forth in the Recitals.

“Rule 144” has the meaning set forth in Section 1.13(b).

‘SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Stockholders” means the holders of Parent Common Stock.

“Surviving Company” has the meaning set forth in Section 1.1.

“Tax” or “Taxes” means (a) any taxes, assessments, fees and other governmental charges imposed by any Governmental Entity, including income, profits, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (c) any liability for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Items” means items of income, gain, loss, deduction and credit or other such items.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Transaction Documents” means, collectively, this Agreement, the Confidentiality Agreement, and each other agreement, document and instrument required to be executed in accordance herewith.

“Unit” has the meaning set forth in Section 1.7.

“U.S. Export and Import Laws” means the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 CFR 120-130), the Export Administration Act of 1979, as amended (50 U.S.C. 2401-2420), the Export Administration Regulations (EAR) (15 CFR 730-774), the Foreign Assets Control Regulations (31 CFR Parts 500-598), the laws and regulations administered by Customs and Border Protection (19 CFR Parts 1-199) and all other U.S. laws and regulations regulating exports, imports or re-exports to or from the United States, including the export or re-export of goods, services or technical data from the United States of America.

EXHIBIT B

ARTICLES OF AMENDMENT TO ARTICLES OF INCORPORATION

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

090501

Certificate to Accompany Restated Articles or Amended and Restated Articles

(PURSUANT TO NRS)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

This Form is to Accompany Restated Articles or Amended and Restated Articles of Incorporation

(Pursuant to NRS 78.403, 82.371, 86.221, 87A, 88.355 or 88A.250)

(This form is also to be used to accompany Restated Articles or Amended and Restated Articles for Limited-Liability Companies, Certificates of Limited Partnership, Limited-Liability Limited Partnerships and Business Trusts)

1. Name of Nevada entity as last recorded in this office:

AMHN, INC.

2. The articles are: (mark only one box) ☐ **Restated** ☒ **Amended and Restated**

Please entitle your attached articles "Restated" or "Amended and Restated," accordingly.

3. Indicate what changes have been made by checking the appropriate box:*

- ☐ No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: ______
  The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
- ☒ The entity name has been amended.
- ☐ The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
- ☐ The purpose of the entity has been amended.
- ☒ The authorized shares have been amended.
- ☒ The directors, managers or general partners have been amended.
- ☐ IRS tax language has been added.
- ☐ Articles have been added.
- ☒ Articles have been deleted.
- ☐ Other. The articles or certificate have been amended as follows: (provide article numbers, if available)

* This form is to accompany Restated Articles or Amended and Restated Articles which contain newly altered or amended articles. The Restated Articles must contain all of the requirements as set forth in the statutes for amending or altering the articles for certificates.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Restated Articles
Revised: 10-16-09

CERTIFICATE OF AMENDMENT AND RESTATEMENT
OF
ARTICLES OF INCORPORATION
OF
AMHN, INC.
A Nevada Corporation

The undersigned hereby certifies as follows:

1.           He is the duly elected and acting President of AMHN, Inc., a Nevada corporation (the "Corporation").

2.           On _______________, the Board of Directors and a majority of the shareholders approved the following actions:

a)           a name change of the Corporation from AMHN, Inc. to TherapeuticsMD, Inc. and

b)           an increase in the number of shares of common stock authorized to be issued to 250,000,000.

3.           In order to enact the above corporate actions, the Corporation's Articles are hereby amended and restated to read in full as follows on the next page:

(Remainder of this page intentionally left blank.)

AMENDED AND RESTATED
ARTICLES OF INCORPORATED
OF
THERAPEUTICSMD, INC.
A NEVADA CORPORATION

ARTICLE I
CORPORATE NAME

The name of the corporation is TherapeuticsMD, Inc. (the "Corporation").

ARTICLE II
REGISTERED AGENT

The registered agent for the Corporation in the State of Nevada is Paracorp Incorporated, 318 N. Carson Street, Suite 208, Carson City, Nevada  87901.

ARTICLE III
DURATION AND PURPOSE

The duration of the Corporation shall be perpetual.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the NRS.

ARTICLE IV
CAPITAL STOCK

The total number of shares of all classes of capital stock that the Corporation has the authority to issue is Two Hundred Sixty Million (260,000,000) shares of which Two Hundred Fifty Million (250,000,000) shares will be designated common stock, $0.001 par value per share ("Common Stock") and Ten Million (10,000,000) shares will be designated preferred stock, $0.001 par value per share ("Preferred Stock").

The Ten Million (10,000,000) shares of Preferred Stock may be designated from time to time in one or more series upon authorization of the Corporation's board of directors.  The Corporation's board of directors, without further approval of the Corporation's shareholder, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of Preferred Stock so designated.

ARTICLE V
NUMBER OF DIRECTORS

The business of the Corporation shall be managed by or under the direction of the Corporation's Board of Directors.  The Corporation must maintain at least one director at all times and initially sets the number of directors at four members. The number of individuals comprising the Corporation's Board of Directors shall be fixed upon resolution of the Board of Directors and may be increased or decreased from time to time in the manner provided in the Corporation's Bylaws.

ARTICLE VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon the Board of Directors of the Corporation by the NRS, the Board of Directors shall have the power to alter, amend, change, add to and repeal, from time to time, the Bylaws of the Corporation, subject to the rights of the Corporation's shareholders entitled to vote with respect thereto to alter, amend, change, add to and repeal the Bylaws adopted by the Board of Directors of the Corporation.

ARTICLE VII
LIMITATION ON LIABILITY OF DIRECTORS AND OFFICERS

No director or officer of the Corporation shall be personally liable to the Corporation or any of its shareholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any act by such director or officer, provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud, or a known violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the NRS.  Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any limitations on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.

ARTICLE IX
INDEMNIFICATION

The Corporation shall, to the fullest extent permitted by the provisions of 78.502 of the NRS, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under the Corporation's Bylaws, agreement, vote of shareholders, or disinterested directors, or otherwise, both as to action in his official capacity whole holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment and Restatement as of the ___ day of __________, 2011 with an effective date of August 31, 2011.

Jeffrey D. Howes, President

EXHIBIT C

AMHN, INC. 2009 LONG TERM INCENTIVE COMPENSATION PLAN
(as amended)

AMHN, INC.

2009 LONG TERM INCENTIVE COMPENSATION PLAN

(As Amended)

1.           PURPOSES

The purposes of this Long Term Incentive Compensation Plan (the "Plan") are to promote the long-term success of AMHN, Inc., a Nevada corporation (the "Company") and to provide financial incentives to employees, members of the Board, and advisers and consultants of the Company to strive for long-term creation of stockholder value. The Plan provides long-term incentives to employees, members of the Board, and advisers and consultants of the Company who are able to contribute towards the creation of or have created stockholder value by providing them stock options and other stock and cash incentives.

2.           DEFINITIONS

The following definitions shall be applicable throughout the Plan:

(a)	"Award" means an incentive award as described in Section 5(a).

(b)	"Board" means the Board of Directors of the Company.

(c)	"Change in Control" means the occurrence of one or more of the change in control events set forth in Treasury Regulation Section 1.409A-3(i)(5).

(d)	"Chief Executive Officer" or "CEO" means the Chief Executive Officer of the Company.

(e)	"Chief Financial Officer" or "CFO" means the Chief Financial Officer of the Company.

(f)	"Code" means the Internal Revenue Code of 1986, as amended.

(g)
"Committee" means the Compensation Committee of the Board unless another committee comprised of members of the Board is designated by the Board to oversee and administer the Plan, provided, that the Committee shall consist of the CFO and two or more members of the Board as the Board may designate from time to time, each of whom shall satisfy such requirements as:

(i)	the Securities and Exchange Commission may establish for administrators acting under plans intended to qualify for exemption under Rule 16b-3 or its successor under the Exchange Act;

(ii)	the rules of a stock exchange on which the securities of the Company are traded as may be established pursuant to its rule-making authority of such stock exchange; and

(iii)	the Internal Revenue Service may establish for outside directors acting under plans intended to qualify for exemption under Code Section 162(m).

(h)
"Company" means AMHN, Inc., a Nevada corporation and its subsidiaries.  For purposes of the Plan, any corporation or other entity in which the Company, directly or indirectly, owns a 50% or greater interest at the time shall be deemed a subsidiary.

(i)	"Covered Employee" shall have the meaning given that term by Code Section 162(m) and income tax regulations promulgated thereunder.

(j)
"Disability" means a physical or mental medical condition that prevents the Participant from performing the duties of his or her position with the Company and is likely to last at least twelve months or result in death, as determined by the Committee in its sole discretion.

(k)	"EVA Award" means the award described in Section 11.

(l)	"Exchange Act" means the federal Securities Exchange Act of 1934, as amended.

(m)	"Fair Market Value" means, with respect to the common stock of the Company,

(i)
the closing sale price of such common stock at 4:00  p.m. (Eastern Time) on the principal United States national stock exchange on which the common stock of the Company is traded, as determined by the Committee, or,

(ii)	if the common stock shall not have been traded on such date, the closing sale price on such stock exchange on the first day prior thereto on which the common stock was so traded, or,

(iii)	if the common stock is not traded on a United States national stock exchange, such other amount as may be determined by the Committee by any fair and reasonable means.

Fair Market Value determined by the Committee in good faith shall be final, binding and conclusive on all parties.

(n)	"Incentive Stock Option" means an option to purchase the stock of the Company as described in Code Section 422.

(o)	"LTIPA" means an agreement establishing the terms and conditions for an Award granted under the Plan, including any applicable performance goals.

(p)	"Non-statutory Stock Option" means an option to purchase the stock of the Company which is designated not to be an Incentive Stock Option.

(q)
"Participant" means, subject to the provisions of Section 11 with respect to EVA Awards, a full-time employee of the Company, or a non-employee member of the Board, a member of an advisory committee, or consultants of the operating company who meets the requirements of Section 4(b).

(r)	"Performance Stock" means the award described in Section 9.

(s)	"Performance Unit" means the award described in Section 10.

(t)	"Plan" means this AMHN, Inc. 2009 Long Term Incentive Compensation Plan.

(u)	"Restricted Stock" means the award described in Section 8.

(v)
"Restricted Stock Unit" means the award described in Section 8, denominated in units, providing a Participant the right to receive payment at a future date after the lapse of restrictions or achievement of performance criteria or other conditions determined by the Committee.

(w)
"Service" means that the Participant’s service with the Company, whether as an employee, adviser, consultant or member of the Board, is not interrupted or terminated. The Participant’s Service shall not be deemed to have been interrupted or terminated merely because of a change in the capacity in which the Participant renders service to the Company as an employee, adviser, consultant or member of the Board or a change in the entity for which the Participant renders such service, provided, that there otherwise is no interruption or termination of the Participant’s Service. For example, a change in status from an employee of the Company to a consultant of an affiliate or a member of the Board will not constitute an interruption of Service. The Committee, in its sole discretion, may determine whether Service shall be considered interrupted in the case of any leave of absence approved by the Company, including sick leave, military leave or any other personal leave.

(x)	"Stock Appreciation Right" or "SAR" means the award described in Section 7.

(y)	"Stock Option" means the award described in Section 6, which may be either an Incentive Stock Option or a Non-statutory Stock Option, as determined by the Committee.

(z)
"Ten Percent Shareholder" means a person who owns (or is deemed to own pursuant to Code Section 424(d)) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company (as defined in Code Section 424).

3.           POWERS AND ADMINISTRATION

The Plan shall be administered by the Committee. The Committee shall have the authority to construe and interpret the Plan and any Awards granted thereunder, to establish and amend rules for Plan administration, to change the terms and conditions of options and other Awards at or after grant, and to make all other determinations which it deems necessary or advisable for the administration of the Plan. The determinations of the Committee shall be made in accordance with its judgment as to the best interests of the Company and its stockholders and in accordance with the purposes of the Plan. The Committee may take action by a meeting in which a quorum of the Committee is present. The meeting may be in person, by telephone or in such other manner in which the members of the Committee participating in the meeting may communicate directly with each other. A majority of the members of the Committee shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination of the Committee under the Plan may be made without notice or meeting of the Committee, in writing signed by all the Committee members. The Committee shall have the authority to reduce (but not increase) the payouts on such Awards and the Committee shall have the authority to limit (but not waive) the actual performance-based vesting of such Awards, in both cases in its sole discretion. The Committee may prescribe rules and procedures for the administration of the Plan and shall have the authority to delegate ministerial duties to agents for the Committee (and allocate responsibilities among the agents appointed by the Committee for the performance of the ministerial duties) in the administration of the Plan.

4.           ELIGIBILITY AND PARTICIPATION

(a)
Eligibility.  Only employees of the Company, members of the Board, and members of advisory committees of the Company or consultants thereto, who are designated by the Plan or selected by the Committee to participate in the Plan shall be eligible to participate in the Plan.

(b)
Participation.  Each year the CEO shall present to the Committee a list of employees of the Company that the CEO recommends be designated as Participants for an upcoming Performance Period (or a concurrent Performance Period with respect to a newly hired employee of the Company), proposed Awards to such employees, and proposed terms for the LTIPAs for the proposed Awards to such employees. In addition, the CEO may present recommended amendments to any existing LTIPAs and the proposed Phase Level advancement for existing LTIPAs with respect to EVA Awards. The Committee shall consider the CEO’s recommendations and shall determine the Awards, if any, to be granted and the terms of the LTIPAs for such Awards, any amendments to existing LTIPAs (subject to the restrictions on the authority granted to the Committee in Section 3), and Phase Level advancements.

Designation of an employee as a Participant for any Performance Period shall not require the Committee to designate that person to be a Participant or to receive an Award in any Performance Period or to receive the same type or amount of Award as granted to the Participant in such year. Grants of Awards to Participants need not be of the same type or amount and may have different terms.  Employment with the Company prior to completion of or during a Performance Period, or service on the Board or as a member of an advisory committee of the Company and its subsidiaries or consultants thereto, does not entitle the employee, director, consultant or adviser to participate in the Plan or vest in any interest in any Award under the Plan. The Committee shall consider all factors that it deems relevant in selecting Participants and in determining the type and amount of their respective Awards.

5.           AWARDS AVAILABLE

(a)
Types of Awards.  The Awards available under the Plan shall consist of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units, EVA Awards, and other stock or cash awards, as described below.

(b)
Shares Available under the Plan.  There is hereby reserved for issuance under the Plan an aggregate of Twenty-five Million (25,000,000) shares of the Company's common stock. All shares issued under the Plan may be either authorized and unissued shares or issued shares reacquired by the Company. Shares covered by an Award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant. Any shares covered by an SAR shall be counted as used only to the extent shares are actually issued to the Participant upon exercise of the right. In addition, any shares of common stock exchanged by an optionee as full or partial payment to the Company of the exercise price under any Stock Option exercised under the Plan, any shares retained by the Company pursuant to a Participant’s tax withholding election, and any shares covered by a Award which is settled in cash shall be added to the shares available for Awards under the Plan. All of the available shares may, but need not be issued pursuant to the exercise of Incentive Stock Options.

(c)
Annual Limit on Total Grants of Restricted Stock, Restricted Stock Units and Performance Stock.  Notwithstanding anything else in this Section 5, the Restricted Stock, Restricted Stock Units and Performance Shares granted under the Plan in any one calendar year shall have annual limits to be determined by the Committee.

(d)
Reversion of Shares.  If there is a lapse, expiration, termination or cancellation of any Stock Option issued under the Plan prior to the issuance of shares thereunder or if shares of common stock are issued under the Plan and thereafter are reacquired by the Company, the shares subject to those options and the reacquired shares shall be added to the shares available for Awards under the Plan.

(e)	Limits on Individual Grants. Under the Plan, no Participant may receive in any calendar year:

(i)	Stock Options relating to more than 300,000 shares,

(ii)	Restricted Stock or Restricted Stock Units that are subject to the attainment of Performance Goals below hereof relating to more than 250,000 shares,

(iii)	Stock Appreciation Rights relating to more than 250,000 shares,

(iv)	Performance Stock relating to more than 500,000 shares, or

(v)	A cash payment under a single Performance Unit Award, a single EVA Award, or other cash bonus exceeding $100,000.

(f)	Adjustments. The shares reserved for issuance and the limitations set forth above shall be subject to adjustment in accordance with Sections 16 and 17 hereof.

6.           STOCK OPTIONS

(a)	Grant of Stock Options. Stock Options may be granted to Participants by the Committee at any time as determined by the Committee.

(b)
Terms of Stock Options.  The Committee shall determine the terms and conditions of each Stock Option, the number of shares subject to the Stock Option, and whether the Stock Option is an Incentive Stock Option or a Non-statutory Stock Option. The option price for each Stock Option shall be determined by the Committee but shall not be less than 100% of the Fair Market Value of the Company’s common stock on the date the Stock Option is granted. Notwithstanding the foregoing, a Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code Section 424(a).

(c)	Term of Stock Options. Each Stock Option shall expire at such time as the Committee shall determine at the time of grant.

(d)
Exercisability of Stock Options.  Each Stock Option shall be exercisable at such time and subject to such terms and conditions as the Committee shall determine; provided, however, that no Stock Option shall be exercisable later than the tenth anniversary of its grant.  The option price, upon exercise of any Stock Option, shall be payable to the Company in full by (i) cash payment or its equivalent, (ii) tendering previously acquired shares (held for at least six months to the extent necessary to avoid any variable accounting on such option) or purchased on the open market and having a Fair Market Value at the time of exercise equal to the option price, or certification of ownership of such previously-acquired shares, (iii) delivery of a properly executed exercise notice, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale proceeds from the option shares or loan proceeds to pay the exercise price and any withholding taxes due to the Company, and (iv) such other methods of payment as the Committee, at its discretion, deems appropriate, provided, that payment of the Common Stock's par value shall not be made by deferred payment.

Except as otherwise provided in a LTIPA, in the event the Service of a Participant holding a Stock Option terminates (other than upon the Participant’s death or Disability), the Participant may exercise his or her Stock Option (to the extent that the Participant was entitled to exercise such Stock Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Service (or such longer or shorter period specified in the LTIPA for such Stock Option), or (ii) the expiration of the term of the Stock Option as set forth in the LTIPA. If, after termination, the Participant does not exercise his or her Option within the time specified in the LTIPA, the Stock Option shall thereafter terminate.

(e)
Vesting.  Subject to the provisions of Sections 5(f), 16 and 24, the total number of shares of Common Stock subject to a Stock Option shall be subject to the following vesting provisions of this Subsection 6(e):

(i)	The total number of shares of Common Stock subject to a Stock Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal.

(ii)
The Stock Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Committee may deem appropriate.

(iii)	The vesting provisions of individual Stock Options may vary.

(iv)	The provisions of this Subsection 6(e) are subject to any Stock Option provisions governing the minimum number of shares of Common Stock as to which a Stock Option may be exercised.

(f)
Incentive Stock Option Requirements.  Stock Options granted under the Plan as Incentive Stock Options shall have such terms as required by Code Sections 422 for an Incentive Stock Option, including, but not limited to, the following terms in this Section 6(f).

(i)	Incentive Stock Options shall be granted only to employees of the Company.

(ii)
The exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted or one hundred ten percent (110%) in the case of a grant of an Incentive Stock Option to a Ten Percent Shareholder. Notwithstanding the foregoing, an Incentive Stock Option may be granted with an exercise price lower than that set forth in the preceding sentence if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Code Section 424(a).

(iii)
The maximum term of an Incentive Stock Option shall be ten years from the date of grant provided that the maximum term of an Incentive Stock Option granted to a Ten Percent Shareholder shall be five years from the date of grant.

(iv)
To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its affiliated corporations) exceeds one hundred thousand dollars ($100,000), the Stock Options or portions thereof which exceed such limit (according to the order in which they were granted) shall be treated as Non-statutory Stock Options.

(v)
If any Participant shall make any disposition of shares issued pursuant to the exercise of an Incentive Stock Option under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Company of such disposition within ten (10) calendar days thereof.

(g)
Reduction in Price or Reissuance.  In no event shall the Committee, without first receiving shareholder approval, (a) cancel any outstanding Stock Option for the purpose of reissuing the Stock Option to the Participant at a lower exercise price, or (b) reduce the exercise price of a previously issued Stock Option.

7.           STOCK APPRECIATION RIGHTS

(a)
Stock Appreciation Rights may be granted to Participants at any time as determined by the Committee. An SAR may be granted in tandem with a Stock Option granted under the Plan or on a free-standing basis. The Committee also may, in its discretion, substitute SARs which can be settled only in stock for outstanding Stock Options, at any time when the Company is subject to fair value accounting.

(b)
The grant price of a tandem or substitute SAR shall be equal to the option price of the related option. The grant price of a free-standing SAR shall be equal to the Fair Market Value of the Company’s Common Stock on the date of its grant. An SAR may be exercised upon such terms and conditions and for the term as the Committee in its sole discretion determines to apply to the SAR; provided, however, that the term of the SAR shall not exceed the option term in the case of a tandem or substitute SAR or ten years in the case of a free-standing SAR, and the terms and conditions applicable to a substitute SAR shall be substantially the same as those applicable to the Stock Option which it replaces.

(c)
Upon exercise of an SAR, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying the excess of the Fair Market Value of a share of Common Stock of the Company on the date of exercise over the grant price of the SAR by the number of shares with respect to which the SAR is exercised. The payment may be made in cash or stock, at the discretion of the Committee, except in the case of a substitute SAR which may be made only in stock.

(d)
In no event shall the Committee, without first receiving shareholder approval, (1) cancel any outstanding SAR for the purpose of reissuing the SAR to the Participant at a lower exercise price, or (2) reduce the exercise price of a previously issued SAR.

8.           RESTRICTED STOCK AND RESTRICTED STOCK UNITS

Restricted Stock and Restricted Stock Units may be awarded or sold to Participants under such terms and conditions as shall be established by the Committee. Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee determines, including, without limitation, any of the following:

(a)	a prohibition against sale, assignment, transfer, pledge, hypothecation or other encumbrance for a specified period;

(b)
a requirement that the holder forfeit (or in the case of shares or units sold to the Participant resell to the Company at cost) such shares or units in the event of termination of employment or other service during the period of restriction; or

(c)
with respect to Restricted Stock, the Award may be conditioned upon the Participant making or not making an election under Code Section 83(b). If the Participant makes an election pursuant to Code Section 83(b), the Participant shall be required to file a copy of the election with the Company within ten (10) calendar days.

All restrictions shall expire at such times as the Committee shall specify.

Except for the restrictions set forth herein and unless otherwise determined by the Committee, the Participant shall have all the rights of a shareholder with respect to shares of Restricted Stock, including but not limited to the right to vote and the right to receive dividends, provided that the Committee, in its sole discretion, may require that any dividends paid on shares of Restricted Stock be held in escrow until all restrictions on the shares have lapsed. With respect to Restricted Stock Units, a Participant shall have no rights of a shareholder until restrictions lapse and underlying shares, if any, are delivered; however, the Committee may provide for the payment of dividend equivalents if so specified in the LTIPA.

Payment of Restricted Stock Units may be made in cash, stock, or a combination of cash and stock, in the Committee’s sole discretion.

To the extent a Restricted Stock Unit Award constitutes "deferred compensation" within the meaning of Code Section 409A, the Committee shall establish LTIPA terms and provisions that comply with Code Section 409A and regulations thereunder.

9.           PERFORMANCE STOCK

The Committee shall designate the Participants to whom long-term performance stock ("Performance Stock") is to be awarded and determine the number of shares, the length of the performance period and the other terms and conditions of each such award; provided the stated performance period will not be less than twelve (12) months. Each award of Performance Stock shall entitle the Participant to a payment in the form of shares of Common Stock of the Company upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding satisfaction of any performance goals, the number of shares issued under a Performance Stock Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the number of shares earned upon satisfaction of any performance goal by any Participant who is a Covered Employee. The Committee may, in its discretion, make a cash payment equal to the Fair Market Value of shares of Common Stock otherwise required to be issued to a Participant pursuant to a Performance Stock Award.

To the extent a Performance Stock Award constitutes "deferred compensation" within the meaning of Code Section 409A, the Committee shall establish LTIPA terms and provisions that comply with Code Section 409A and regulations thereunder.

10.           PERFORMANCE UNITS

The Committee shall designate the Participants to whom long-term performance units ("Performance Units") are to be awarded and determine the number of units and the terms and conditions of each such award; provided the stated performance period will not be less than twelve (12) months. Each Performance Unit award shall entitle the Participant to a payment in cash upon the attainment of performance goals and other terms and conditions specified by the Committee.

Notwithstanding the satisfaction of any performance goals, the amount to be paid under a Performance Unit Award may be adjusted by the Committee on the basis of such further consideration as the Committee in its sole discretion shall determine. However, the Committee may not, in any event, increase the amount earned under Performance Unit Awards upon satisfaction of any performance goal by any Participant who is a Covered Employee and the maximum amount earned by a Covered Employee in any calendar year may not exceed $250,000. The Committee may, in its discretion, substitute actual shares of Common Stock for the cash payment otherwise required to be made to a Participant pursuant to a Performance Unit Award.

To the extent a Performance Unit Award constitutes “deferred compensation” within the meaning of Code Section 409A, the Committee shall establish LTIPA terms and provisions that comply with Code Section 409A and regulations thereunder.

11.           EVA AWARDS

(a)	Definitions. The following terms shall have the meanings given them below in this Section 11 for purposes of the EVA Awards granted under the Plan.

(i)	"Adjusted Basic Award" means the Basic Award adjusted by the percentage completion of a Target Goal.

(ii)
"Annual Review" means the annual review by the Committee of each LTIPA entered into under the Plan. The review will determine the Phase Level attainment by the Participant, any proposed changes to the LTIPA, evaluate the Participant’s performance during the Performance Period and provides the basis for the Committee’s determination of an individual Award.

(iii)	"Basic Award" means that monetary value set forth in the LTIPA that could form the basis of the Award that may be achieved upon full attainment of the Target Goal.

(iv)
"EVA" means the net operating profit after taxes, as adjusted to eliminate the effect of non-economic elements of generally accepted accounting principles (“NOPAT”), less the weighted average cost of capital employed during the year (“Employed Capital”). The Committee shall have the discretion to adjust NOPAT to include or exclude: (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award that is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report.

(v)	"EVA Unit" means the designated unit of EVA identified in the LTIPA.

(vi)	"Payment Cycle" shall mean that period of time over which an Award, if earned, may be paid.

(vii)
"Phase Level" means the level of attainment achieved during a Performance Period towards accomplishment of a Target Goal. The Phase Level shall be determined annually by the Committee based on recommendations from the CEO and is a factor in determining the Award.

(viii)
"Performance Period" means a period of time designated in the LTIPA during which performance under the Plan will be measured and may be a period of at least one year and up to ten years in length and which may overlap, provided that no two Performance Periods under the Plan of equal length shall coincide.

(ix)	"Target Goal" means the EVA objective set forth in the LTIPA.

(b)	Eligibility and Participation. Only the following employees of the Company shall be eligible for an EVA Award. Employees employed by the Company on the last day of the Performance Period, who:

(i)	are specifically designated as Participants in the Plan by the Committee;

(ii)	have been designated to be eligible to receive an EVA Award by the Committee;

(iii)	have executed an LTIPA which is executed by the CEO (or, with respect to the LTIPA of the CEO, a non-employee member of the Committee);

(iv)	have achieved relevant LTIPA performance criteria; and

(v)	have participated in Annual Reviews of the LTIPA during the Performance Period.

(c)
EVA Award.  The EVA Award is the Adjusted Basic Award multiplied by the Phase Level attained by the Participant and a factor the numerator of which is the average of the closing price of the Common Stock of the Company (on the principal stock exchange on which the Company’s Common Stock is traded, as determined by the Company) for the six months preceding the last day of a Performance Period and the denominator is the average closing price of the Common Stock of the Company (on the principal stock exchange on which the Company’s Common Stock is traded, as determined by the Committee) for the six months preceding the execution of a Participant’s LTIPA ("Beginning Stock Price"). The factor so determined shall not be less than one.

The Adjusted Basic Award shall be determined based on the EVA Unit’s and the Participant’s achievement of the Target Goal. At an achievement level of 49.99%, the Adjusted Basic Award is 0% of the Basic Award. The Adjusted Basic Award is the percent of the Target Goal achieved (at 50% or higher) multiplied by the Basic Award, not to exceed 100% of the Basic Award.

(i)
A Participant’s potential Award shall be earned after the last day of a Performance Period and upon the final approval of the Committee of the Award. Portions of the Award are subject to forfeiture during the Payment Cycle as provided in Section 11(d). The Participant shall have no interest in the Award until the final approval of the Committee of the Award.

(ii)
The actual Award granted to a Participant hereunder shall be based upon the Company’s overall performance, the EVA Unit’s overall performance and the Participant’s individual performance and shall be determined by the Committee, in its sole discretion.

(iii)	No Award will be granted if a Participant’s individual performance is unsatisfactory, as determined by the Committee in its sole discretion, upon the advice of the CEO.

(d)
Form and Time of Payment of EVA Award.  The form of payment shall be in stock or cash at the sole discretion of the Committee. The amounts paid under an Award shall be paid to the Participant less applicable federal, state, local income and employment taxes, during the Payment Cycle after the date on which the Award has been approved by Committee (but in no event later than March 15th of the year following the year in which the Award is earned). If the Award is paid in stock, then sufficient shares shall be withheld to meet withholding obligations unless other arrangements have been made by the Participant. The shares to be delivered in payment (including any Deferred Award Payments as provided below) shall be valued at the average price for the five (5) trading days prior to the date of payment to the Participant.

(i)
The Committee shall have the authority to approve, reduce or eliminate any potential EVA Award and portions thereof. The Payment Cycle shall commence on the date that an EVA Award is approved by the Committee and shall extend for twenty-four (24) months after the end of the Performance Period.

(ii)
As provided in the LTIPA for the EVA Award, the Committee shall determine in its discretion what portion, if any, of one-half of the potential EVA Award shall be paid initially to a Participant (“Initial Award Payment”). The amount of the Initial Award Payment to be paid shall be paid as soon as administratively practicable after approval by the Committee of the EVA Award (but in no event later than March 15th of the year following the year in which the EVA Award is earned).

(iii)
The Committee shall determine in its discretion what portion of the remaining half of the potential EVA Award shall be paid to a Participant ("Deferred Award Payment"). Except as otherwise provided in the LTIPA for the EVA Award (as determined by the Committee in its sole discretion), Deferred Award Payments shall not be vested or earned until the conditions for payment set forth below or in the LTIPA for the EVA Award under which the Deferred Award Payment would be paid. The amount of the Deferred Award Payment that may be paid to the Participant shall be subject to the following forfeiture provisions in this Section 11(d)(iii):

(1)
One-half of the approved Deferred Award Payment shall be paid twelve (12) months after the end of the Performance Period and one-half of the approved Deferred Award Payment shall be paid twenty-four (24) months after the end of the Performance Period subject to the following forfeiture provisions.

(2)
As provided in the Participant’s LTIPA for the EVA Award, (A) failure of the EVA Unit to achieve the same level of the Target Goal as was obtained during the Performance Period in the twelve (12) months following the Performance Period will result in forfeiture of one-half of the Deferred Award Payment, and (B) failure of the EVA Unit to achieve the Target Goal in the twelve (12) months beginning twelve (12) months after the ending of the Performance Period and ending twenty-four (24) months after the end of the Performance Period will result in the forfeiture of one-half of the Deferred Award Payment. Payment of a portion of the Deferred Award Payment, if applicable, shall be made as soon as administratively practicable following the end of the applicable twelve (12) month period (but in no event later than March 15th of the year following the year in which the applicable twelve (12) month period ends).

(3)
Among other conditions to be included in a Participant’s LTIPA, the Committee may require a Participant who is eligible to receive a Deferred Award Payment to remain in employment with the Company or its subsidiary through the payment date as a condition for such payment.

(e)	Disability, Death and Other Terminations

(i)
In the event of the termination of a Participant’s employment due to his or her Disability or death, such Participant (or the Participant’s probate estate, in the event of his or her death) may receive payment of an EVA Award, consistent with the terms of the Plan, subject to the terms of the LTIPA for the EVA Award and at the sole discretion of the Committee. Any such Award shall be determined and paid in accordance with the regular procedures of the Plan.

(ii)
In the event of the Participant’s death, should an EVA Award be approved under Section 11(e)(i), such EVA Award shall be paid in cash or stock, less applicable federal, state, and local income and employment taxes, on the normal EVA Award payout date and subject to the terms of forfeiture, to the Participant’s estate, or to the person or persons who have acquired, by will or by the laws of descent and distribution or by other legal proceedings, the right to such Award, in the determination and discretion of the Committee.

(iii)
In the event of the termination of a Participant’s employment for reasons other than his or her Disability or death, such Participant’s right to receive an EVA Award, if any, shall be determined by the following terms in this Section 11(e)(iii):

(1)	If the Participant’s employment is terminated during the Performance Period for the EVA Award, then the Participant shall not be eligible to any payment under the EVA Award.

(2)
If the Participant’s employment is terminated following the Performance Period for the EVA Award and the Committee has approved the payment of the EVA Award to the Participant, then the EVA Award shall be paid to the Participant subject to the conditions for the payment of the EVA Award (including the achievement of the Company’s Target Goals during the two 12-month periods following the Performance Period required for the payment of the Deferred Award Payments set forth in Section 11(d)). Any payment made pursuant to this Subsection shall be made no later than March 15th of the year following the year in which the EVA Award or Deferred Award Payment is no longer subject to a substantial risk of forfeiture.

(f)
No Reallocation of EVA Awards.  In no event may the portion of the potential EVA Award allocated to a Participant be increased in any way, including as a result of the reduction of any other Participant’s allocated portion.

12.           CASH BONUS AWARDS

The Committee may designate the employees of the Company who are eligible to receive a cash bonus payment in any calendar year based on an incentive pool to be determined by the Committee. The Committee shall allocate an incentive pool percentage to each designated Participant for each calendar year.

As soon as possible after the determination of the incentive pool for a calendar year, the Committee shall calculate the Participant’s allocated portion of the incentive pool based upon the percentage established at the beginning of the calendar year.  The Participant’s incentive award then shall be determined by the Committee based on the Participant’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee.  Unless otherwise specified by the Committee in writing in compliance with Code Section 409A, incentive awards shall be paid no later than March 15th of the year following the year in which the incentive award is earned.  In no event may the portion of the incentive pool allocated to a Participant be increased in any way, including as a result of the reduction of any other Participant’s allocated portion.

13.           OTHER STOCK OR CASH AWARDS

In addition to the incentives described in Sections 6 through 12 above, the Committee may grant other incentives payable in cash or in Common Stock under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate.

14.           PERFORMANCE GOALS

Except as provided with respect to EVA Awards, cash bonus Awards and awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to any one or more business criteria within the meaning of Code Section 162(m), including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; economic profit; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; sales growth; price of the Company's Common Stock; return on net assets, equity or stockholders’ equity; market share; or total return to stockholders ("Performance Criteria"). Any one or more Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company and may be measured relative to a peer group or index.

Any Performance Criteria may include or exclude Special Items. Special Items shall include (i) extraordinary, unusual and/or non-recurring items of gain or loss, (ii) gains or losses on the disposition of a business, (iii) changes in tax or accounting regulations or laws, or (iv) the effect of a merger or acquisition, as identified in the Company’s quarterly and annual earnings releases. In all other respects, Performance Criteria shall be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an award that is consistently applied and identified in the audited financial statements, including footnotes, or the Management Discussion and Analysis section of the Company’s annual report.

With respect to Awards subject to Performance Criteria, the Committee shall have the authority to reduce the payouts on such Awards and shall have the authority to limit or waive the actual performance-based vesting of such Awards in its sole discretion.

15.           DEFERRAL OF PAYMENT ON AWARDS

Subject to the provisions of Code Section 409A and any regulatory guidance promulgated thereunder, a Participant and the Company may enter into an agreement under which the payment of amounts payable under a vested Award shall be deferred on terms and conditions to be established by the Participant and the Company.

16.           ADJUSTMENT PROVISIONS

(a)
If the Company shall at any time change the number of issued shares of Common Stock by stock dividend, stock split, spin-off, split-off, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the total number of shares reserved for issuance under the Plan, the maximum number of shares that may be made subject to an Award or all Awards in any calendar year, and the number of shares covered by each outstanding Award and the price therefor, if any, shall be equitably adjusted by the Committee, in its sole discretion.

(b)
In the event of any merger, consolidation or reorganization of the Company with or into another corporation that results in the outstanding Common Stock of the Company being converted into or exchanged for different securities, cash or other property, or any combination thereof, the Company shall have the authority to provide in the controlling agreement for such transaction (i) that there shall be substituted, as determined by the Committee in its discretion, for each share of Common Stock then subject to an Award granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock of the Company will be entitled pursuant to the transaction, (ii) that the acquiring or surviving corporation in the transaction shall assume the outstanding Awards under the Plan (which may be exercisable into the securities of the acquiring or surviving corporation), (iii) that all unexercised Awards shall terminate immediately prior to such transaction unless exercised prior to the closing of the transaction, or (iv) a combination of the foregoing.

17.           SUBSTITUTION AND ASSUMPTION OF AWARDS

Without affecting the number of shares reserved or available hereunder, the Board or the Committee may authorize the issuance of Awards under the Plan in connection with the assumption of, or substitution for, outstanding Awards previously granted to individuals who become employees of the Company as a result of any merger, consolidation, acquisition of property or stock, or reorganization other than a Change in Control, upon such terms and conditions as the Committee may deem appropriate.

18.           TRANSFERABILITY

Each Award granted under the Plan shall not be transferable otherwise than by will or the laws of descent and distribution and each Stock Option and SAR shall be exercisable during the Participant’s lifetime only by the Participant or, in the event of Disability, by the Participant’s personal representative. In the event of the death of a Participant, exercise of any Award or payment with respect to any Award shall be made only by or to the executor or administrator of the estate of the deceased Participant or the person or persons to whom the deceased Participant’s rights under the Award shall pass by will or the laws of descent and distribution.

19.           TAXES

The Company shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan, after giving the person entitled to receive such payment or delivery notice and the Company may defer making payment or delivery as to any award, if any such tax is payable until indemnified to its satisfaction. A Participant may pay all or a portion of any required withholding taxes arising in connection with the exercise of a Stock Option or SAR or the receipt or vesting of shares hereunder by electing to have the Company withhold shares of Common Stock, having a fair market value equal to the amount required to be withheld.

20.           OTHER PROVISIONS

(a)	The grant of any Award under the Plan may also be subject to other provisions (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate, including provisions intended to comply with federal or state securities laws and stock exchange requirements, understandings or conditions as to the Participant’s employment or other service, requirements or inducements for continued ownership of Common Stock after exercise or vesting of Awards, forfeiture of awards in the event of termination of employment or other service shortly after exercise or vesting, or breach of non-solicitation, non-disparagement, non-competition or confidentiality agreements following termination of employment or other service, or provisions permitting the deferral of the receipt of a Award for such period and upon such terms as the Committee shall determine.

(b)
In the event any Award under the Plan is granted to an employee, member of the Board, or adviser who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or adopt appendices and/or sub-plans as they pertain to such individuals as may be necessary or desirable to comply with applicable law, regulation or accounting rules to assure the viability of the benefits from Awards granted to such individuals and to meet the objective of the Plan.

(c)
The Committee, in its sole discretion, may permit or require a Participant to have amounts or shares of Common Stock that otherwise would be paid or delivered to the Participant as a result of the exercise or settlement of an award under the Plan credited to a deferred compensation or stock unit account established for the Participant by the Committee on the Company’s books of account.

(d)
As a condition for the receipt of stock Awards under the Plan, a Participant shall agree to be bound by the employment policies of the Company (or other applicable policies) pertaining to the securities of the Company, including, but not limited to, the insider trading restrictions of the Company.

21.           NO RESERVE OR TRUST

Nothing contained in the Plan shall require the Company to segregate any monies from its general funds, or to create any trust or make any special deposit in respect of any amounts payable under the Plan to or for any Participant or group of Participants. All amounts payable under the Plan shall be paid out of the general funds of the Company.

22.           NO RIGHT TO ASSIGN

No right or interest of any Participant in the Plan or in any unpaid Award shall be assignable or transferable in whole or in part, either voluntarily or by operation of law or otherwise, or be subject to payment of debts of any Participant by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner.

23.           NO EMPLOYMENT OR SIMILAR RIGHTS CONFERRED

Nothing contained in the Plan or any Award shall confer upon any employee, director or adviser any right with respect to continuation of employment or other service with the Company in any capacity or interfere in any way with the right of the Company to terminate an employee’s employment or a director’s or adviser’s service at any time or guarantee any right of participation in any other employee benefit or compensation plan of the Company.

24.           SUCCESSORS AND MERGERS, CONSOLIDATIONS OR CHANGE IN CONTROL

The terms and conditions of the Plan shall inure to the benefit of and bind the Company, the Participants, their successors, assignees, and personal representatives. If a Change of Control occurs, then the Plan shall immediately terminate.

Except as otherwise provided in an LTIPA, upon a Change in Control of the Company, the Committee, in its sole discretion, may (but shall not be required to) make all outstanding Stock Options and SARs fully vested and exercisable, all restrictions on Restricted Stock and Restricted Stock Units terminated, all performance goals deemed achieved at target levels and all other terms and conditions met, and deliver all Performance Stock, and pay out all Performance Units and Restricted Stock Units.

The Committee shall in its sole discretion determine the status of achievement of a particular Target Goal and shall specify an Adjusted Basic Award based upon its determination of achievement of the performance goals under the Awards as of the Change in Control (“Change in Control Award”). A Change in Control Award shall be modified as outlined below and shall be paid 30 days after the consummation of the Change in Control. Any Deferred Award payments outstanding upon a Change in Control shall be paid within 30 days after the Change in Control.

In the event of a Change in Control, all EVA Awards or cash Awards shall be paid on a pro-rated basis (as determined by the Committee) based on the portion of the Performance Goals achieved under the EVA Awards or cash Awards as of the date of the Change in Control, subject to the discretion of the Committee to reduce the EVA Awards. Pro-rated EVA Awards or cash Awards shall be paid within 30 days after the Change in Control.

25.           GOVERNING STATE LAW AND COMPLIANCE WITH SECURITIES LAWS

(a)
The Plan and any actions taken in connection herewith shall be governed by and construed in accordance with the laws of the state of Nevada (without regard to applicable Nevada principles of conflict of laws).

(b)
The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any stock Award or any Common Stock issued or issuable pursuant to any such stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such stock Awards unless and until such authority is obtained.

26.           DURATION, AMENDMENT AND TERMINATION

The Board or the Committee may amend, suspend, terminate or reinstate the Plan from time to time or terminate the Plan at any time. However, no such action shall reduce the amount of any existing Award (subject to the reservation of the authority of the Committee to reduce payments on Awards) or change the terms and conditions thereof without the Participant’s consent. No amendment of the Plan shall be made without stockholder approval to the extent stockholder approval is expressly required under applicable rules and regulations of the Securities and Exchange Commission, the applicable rules of a stock exchange on which the securities of the Company are traded as may be established pursuant to its rule-making authority of such stock exchange, and the rules and regulations of the Internal Revenue Service for plans intended to qualify for the performance-based exemption under Code Section 162(m).

Neither the Board nor the Committee may cancel an Award once the Award has been granted by the Committee, including any Deferred Award Payments. Each year on the anniversary of the LTIPAs, the CEO shall present to the Committee any recommendations for changes in the Plan or in the LTIPAs previously approved by the Committee (subject to the restrictions on the grant of authority to the Committee in Section 3).

27.           SHORT-TERM DEFERRAL; DEFERRED COMPENSATION

(a)
Short-Term Deferral.  To the extend an Award constitutes nonqualified deferred compensation subject to Code Section 409A and it has not been designed to comply with Code Section 409A, in order to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(4), payment of the Award shall be made no later than the later of (i) the date that is 2 ½ months from the end of the Participant's first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the date that is 2 ½ months from the end of the Company's first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

(b)
Deferred Compensation.  Notwithstanding any provision in the Plan or any LTIPA to the contrary, to the extent an Award (i) constitutes "deferred compensation" within the meaning of Code Section 409A, (ii) is not exempt from the application of Code Section 409A and (iii) is payable to a specified employee (as determined in accordance with Code Section 409A(a)(2)(B) and applicable regulations) due to separation from service (as such term is defined under Code Section 409A), payment shall be delayed for a minimum of six (6) months from the date of such separation from service.

If any Award granted under the Plan is considered deferred compensation as defined under Code Section 409A, and if the Plan or the terms of an Award fail to meet the requirements of Code Section 409A with respect to such Award, then such Award shall remain in effect and be subject to taxation in accordance with Code Section 409A. In this circumstance, the Committee may accelerate distribution or settlement of an Award in accordance with Code Section 409A. The Company shall have no liability for any tax imposed on a Participant under Code Section 409A, and if any tax is imposed on a Participant, the Participant shall have no recourse against the Company for payment of any such tax. Notwithstanding the foregoing, if any modification of an Award causes the Award to be deferred compensation under Code Section 409A, the Committee may rescind such modification in accordance with Code Section 409A.

28.           SECTION 162(m)

The Plan is designed and intended, and all provisions shall be construed in a manner, to comply, to the extent applicable, with Code Section 162(m) and the regulations thereunder. To the extent permitted by Code Section 162(m), the Committee shall have sole discretion to reduce, eliminate or defer payment of the amount of any Award which might otherwise become payable upon meeting Performance Criteria.

29.           SEVERABILITY

If any provision of the Plan is held to be invalid or unenforceable, the other provisions of the Plan shall not be affected.

30.           EFFECTIVE DATE AND TERM OF THE PLAN

The Plan shall continue for a term of ten (10) years from the date of its adoption.  The Plan was originally adopted by the Company's Board of Directors on September 25, 2009, subject to stockholder approval. On March 28, 2010, the Company's Board of Directors and a majority of its stockholders approved a revision to the Plan to increase the number of available shares to 1,500,000 shares.  On _____, 2011, pursuant to an Agreement and Plan of Reorganization between the Company and VitaMedMD, LLC, the Company's Board of Directors and a majority of its stockholders approved a revision to the Plan to increase the number of available shares to 25 million shares.

EXHIBIT D

OPERATING AGREEMENT OF VITAMEDMD, LLC

(as amended)

THIRD AMENDED AND RESTATED OPERATING AGREEMENT
OF
VITAMEDMD, LLC

This Limited Liability Company Agreement of VitaMedMD, LLC (the “Company”) is made and entered into to be effective for all purposes as of the ● day of ●, 2011, by [●.], a Nevada corporation, as the sole member.  All capitalized terms used herein shall have the meanings set forth in Section 1.8 hereof unless the context clearly indicates otherwise.

ARTICLE I

ORGANIZATION AND PURPOSE

Section 1.1                      Name.  The name of the Company is “VitaMedMD, LLC”.  All business and affairs of the Company shall be conducted solely under, and all Company Assets shall be held solely in, such name unless otherwise determined by the Managing Member.

Section 1.2                      Term.  The term of the Company shall continue in perpetuity, unless sooner dissolved upon the occurrence of any of the events specified in Section 5.1 hereof.

Section 1.3                      Purposes and Scope of Business; Powers.  The business and purposes of the Company shall be to engage in any lawful act or activity for which a limited liability company may be organized under the Delaware Limited Liability Company Act.  The Company shall possess and may exercise all the powers and privileges granted by the Delaware Limited Liability Company Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 1.4                      Documents.  The Managing Member, or anyone designated by the Managing Member, is hereby authorized to execute any necessary amendments and/or restatements of the Certificate of Formation in accordance with the Delaware Limited Liability Company Act and cause the same to be filed with the Delaware Secretary of State.

Section 1.5                      Principal Office.  The principal place of business and office of the Company shall be at 951 Broken Sound Parkway, Suite 320, Boca Raton, FL, or at such other place or places as may be designated by the Managing Member.  The Managing Member shall be responsible for maintaining at the Company’s principal place of business those books and records required by the Delaware Limited Liability Company Act to be maintained there.

Section 1.6                      Registered Agent and Office.  The name of the Company’s registered agent for service of process shall be Corporation Service Company, and the address of the Company’s registered agent and the address of the Company’s registered office in the State of Delaware shall be 2711 Centerville Road, Suite 300, Wilmington, DE.  The registered agent and the registered office of the Company may be changed from time to time by the Managing Member.

Section 1.7                      Certain Definitions.  As used in this Agreement, the following terms shall have the meanings specified as follows:

“Accountant” shall mean a nationally recognized firm of independent certified public accountants selected by the Managing Member.

“Agreement” shall mean this Third Amended and Restated Operating Agreement of VitaMedMD, LLC, as may from time to time be amended, supplemented or restated.

“Capital Contribution” shall mean with respect to any Member, the amount of cash and the gross fair market value as determined by the Managing Member of any other property contributed or deemed contributed to the capital of the Company by or on behalf of such Member reduced by the amount of any liability assumed by the Company relating to the property and any liability to which such property is subject.

“Certificate of Formation” shall mean the certificate of formation for the Company, as such certificate may from time to time be amended or restated.

“Code” shall mean the Internal Revenue Code of 1986, as amended and as may be amended.

“Company” shall mean VitaMedMD, LLC, a Delaware limited liability company.

“Company Assets” shall mean all assets, whether tangible or intangible and whether real, personal or mixed, at any time owned by the Company.

“Indemnified Parties” has the meaning set forth in Section 6.1(a).

“Liquidating Member” shall have the meaning set forth in Section 5.1(d).

“Managing Member” shall mean [●] a Nevada corporation, and any other Person admitted to the Company as a Managing Member with the consent of the Managing Member and in accordance with the Delaware Limited Liability Company Act.

“Member” shall mean the Managing Member and any other Person admitted to the Company as a Member with the consent of the Managing Member and in accordance with the Delaware Limited Liability Company Act.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Regulations” shall mean the temporary and permanent Treasury Regulations promulgated under the Code as such Regulations may be amended (including corresponding provisions of succeeding Regulations).

“Delaware Limited Liability Company Act” shall mean the Delaware Code, Title 6, Chapter 18, as amended and as may be amended, and any successor to such statute.

Section 1.8                      Members.  [●.], is the sole Managing Member and Member of the Company and shall be shown as such on the books and records of the Company.  No other Person shall be admitted as a Managing Member or Member of the Company, and no additional interest in the Company shall be issued, without the approval of the Managing Member and appropriate amendments to this Agreement.  Until such time as the Company has more than one Member, Member and Members shall refer to [●.]

ARTICLE II

OPERATIONS

Section 2.1                      Management of Company.

(a)           The right to manage, control and conduct the business and affairs of the Company and to take any and all actions on behalf of the Company shall be vested completely and exclusively in the Managing Member.  The Managing Member shall have the exclusive authority to act for and on behalf of the Company, and no third party shall ever be required to inquire into the authority of the Managing Member to take such action on behalf of the Company.  In addition to the foregoing, the Managing Member shall have all rights, power and authority necessary, appropriate or required, as determined by the Managing Member and subject to the Delaware Limited Liability Company Act, to carry out the purposes of the Company.

(b)           The decisions made by the Managing Member may be implemented through any Person selected by the Managing Member.  The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Managing Member taken in accordance with such rights and powers shall bind the Company.  The Managing Member shall exercise its authority as such in its capacity as Managing Member of the Company.  The Company shall not have any “managers” within the meaning of Section 18-101(10) of the Delaware Limited Liability Company Act.

(c)           The Managing Member shall take any action permitted, including making any election pursuant to the Regulations under Section 7701 of the Code, so that the Company is not and does not become subject to tax as a corporation or an association subject to tax as a corporation.

(d)           The Managing Member and the Company hereby adopt the regulations attached to this Agreement as Schedule I authorizing certain officers to act on behalf of the Company, all as is more particularly described in Schedule I hereto.

Section 2.2                      Compensation and Reimbursement of Managing Member.  The Managing Member shall not be compensated for its services as the Managing Member of the Company.  The Company shall reimburse the Managing Member on a current basis for its out-of-pocket expenditures made on behalf of the Company upon submission to the Company of reasonably detailed evidence of such expenditures.  All reimbursements for out-of-pocket expenditures shall be reasonable in amount and in the advancement of Company purposes.  Any out-of-pocket expenditure made by the Managing Member and eligible for reimbursement pursuant to this Section 2.2 shall not be treated as a Capital Contribution and any reimbursement of such expenditure shall not be treated as a Company distribution to the Managing Member.

ARTICLE III

FINANCING

Section 3.1                      Initial Capital Contributions and Interests.  The Managing Member has made an initial Capital Contribution to the capital of the Company.  On the date hereof the Managing Member owns all of the interests in the Company.

Section 3.2                      Additional Capital Contributions.  No Member shall be required to contribute any capital to the Company other than its initial Capital Contribution.  The Managing Member may from time to time make additional Capital Contributions to the Company.

Section 3.3                      Liability of the Members.  Except as otherwise expressly provided in the Delaware Limited Liability Company Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.  Except as otherwise expressly provided in the Delaware Limited Liability Company Act, the liability of each Member shall be limited to the amount of Capital Contributions, if any, required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

Section 3.4                      Treatment of Capital Contributions.  No Member shall be entitled to interest on his or its contributions to the capital of the Company nor shall any Member be entitled to demand the return of all or any part of such contributions to the capital of the Company.

Section 3.5                      Benefits of Agreement.  Nothing in this Agreement, and, without limiting the generality of the foregoing, in this Article III, expressed or implied, is intended or shall be construed to give to any creditor of the Company or to any creditor of any Member or any other person or entity whatsoever, other than the Managing Member and the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Managing Member and the Company.

ARTICLE IV

ACCOUNTING AND DISTRIBUTIONS

Section 4.1                      Books, Records, Accounting and Reports.

(a)           Books and Records.  The Company shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books, and accounts (which records, books, and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the property of the Company.  Such books and records of account shall be prepared and maintained at the principal place of business of the Company or such other place or places as may from time to time be determined by the Managing Member.  Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours.  A reasonable charge for copying books and records may be charged by the Company.

(b)           For federal and state income tax purposes, during such time as the Managing Member is the sole Member of the Company, all assets, liabilities and items of income, deduction and credit of the Company shall be treated as assets, liabilities and such items of the Managing Member.

Section 4.2                      Bank Accounts.  Funds of the Company shall be deposited in a Company account or accounts in the bank or banks as selected by the Managing Member.  Withdrawals from bank accounts shall only be made by the Managing Member or such other parties as may be approved by the Managing Member.

Section 4.3                      Distributions.  Subject to Section 5.1(d) with respect to distributions upon liquidation, the Managing Member shall distribute funds at such times and in such amounts as it may determine.  In determining the amount of funds to distribute pursuant to this Section 4.3 the Managing Member may consider such factors as the need to allocate funds to any reserves for Company contingencies or any other Company purposes that the Managing Member reasonably deems necessary or appropriate.

ARTICLE V

DISSOLUTION AND TERMINATION

Section 5.1                      Dissolution and Termination of the Company.

(a)           The Company shall be dissolved and its business wound up upon the occurrence of any of the following events:

(i)           the sale, exchange or other disposition of all or substantially all of the Company Assets;

(ii)           upon the election of the Managing Member; or

(iii)           the entry of a decree of judicial dissolution under Section 13.1-1047 of the Delaware Limited Liability Company Act;

No other event, including insolvency, liquidation, dissolution, expulsion or bankruptcy of the Managing Member, shall cause the existence of the Company to terminate.

(b)           In the event of the dissolution of the Company, there shall be an orderly liquidation of the Company Assets as described below unless the Managing Member determines that an immediate sale of all or part of the Company Assets would cause undue loss to the Members, in which event (i) the liquidation may be deferred for a reasonable time except as to those assets necessary to satisfy the liabilities of the Company, or (ii) all or part of the Company Assets may be distributed in kind, subject to the provisions of and in the same manner as cash under the applicable provisions of this Section 5.1 and provided that such distribution of Company Assets is made on a pro rata basis to all of the Members.

(c)           Upon any dissolution of the Company, the Accountants shall prepare a statement setting forth the assets and liabilities of the Company as of the date of dissolution, and such statement shall be furnished to all Members.

(d)           In the event of liquidation of the Company Assets, and subject to the first sentence of Section 5.1(b) above, the Company Assets shall be liquidated as promptly as possible, and the Managing Member shall supervise such liquidation (“Liquidating Member”), which shall be conducted in an orderly and business-like manner so as not to involve undue sacrifice, as the Liquidating Member shall determine in its reasonable discretion.  The proceeds thereof shall be applied and distributed in the following order of priority:

(i)           for the payment of the debts and liabilities of the Company (including any debts and liabilities owed to the Members and their related entities) and the expenses of liquidation;

(ii)           to the setting up of any reserves which the Liquidating Member reasonably may deem necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company.  Said reserves may be paid over by the Liquidating Member to an attorney-at-law, as escrowee, to be held by him for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such period as the Liquidating Member shall deem advisable, to distribute the balance of such reserves to the Members; and

(iii)           thereafter, to the Members.

(e)           No dissolution of the Company shall release or relieve the Members of any obligations under this Agreement.

Section 5.2                      Provisions Cumulative.  All provisions of this Agreement relating to the dissolution, liquidation and termination of the Company shall be cumulative to the extent not inconsistent with other provisions herein; that is, the exercise or use of one of the provisions hereof shall not preclude the exercise or use of any other provision of this Agreement to the extent not inconsistent therewith.

ARTICLE VI

INDEMNIFICATION

Section 6.1                      Exculpation and Indemnification.

(a)           No officer of the Company, nor the Managing Member, its affiliates, or their respective directors, officers, shareholders, employees, agents or representatives (each an “Indemnified Party” and collectively, the “Indemnified Parties”), shall have any liability, responsibility or accountability in damages or otherwise to any Member or the Company for, and the Company agrees to indemnify, pay, protect and hold harmless such Indemnified Parties from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against the Indemnified Parties or the Company) and all costs of investigation in connection therewith which may be imposed on, incurred by, or asserted against the Indemnified Parties or the Company in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Company, on the part of the Indemnified Parties when acting on behalf of the Company or on the part of any brokers or agents when acting on behalf of the Company; provided that the Company shall not be liable to such Indemnified Parties for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses or disbursements or any costs of investigation in connection therewith which result from such Indemnified Party’s or its affiliates’ fraud, gross negligence or willful misconduct or the payment to or receipt by such Indemnified Party of benefits in violation of this Agreement.

(b)           In any action, suit or proceeding against the Company or any Indemnified Party relating to or arising, or alleged to relate to or arise, out of any such action or non-action, the Indemnified Parties shall have the right to jointly employ, at the expense of the Company, counsel of the Indemnified Parties’ choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding, provided that if retention of joint counsel by the Indemnified Parties would create a conflict of interest, each group of Indemnified Parties which would not cause such a conflict shall have the right to employ, at the expense of the Company, separate counsel of the Indemnified Party’s choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding.  The satisfaction of the obligations of the Company under Section 6.1(a) shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof.

(c)           The provision of advances from the Company funds to an Indemnified Party for legal expenses and other costs incurred as a result of any legal action or proceeding is permissible if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Indemnified Party in the performance of its duties or provision of its services on behalf of the Company; and (ii) the Indemnified Party undertakes to repay any funds advanced pursuant to this Section 6.1(c) in cases in which such Indemnified Party would not be entitled to indemnification under Section 6.1(a).  If advances are permissible under this Section 6.1(c), the Indemnified Party shall furnish the Company with an undertaking as set forth in clause (ii) of this paragraph and shall thereafter have the right to bill the Company for, or otherwise request the Company to pay, at any time and from time to time after such Indemnified Party shall become obligated to make payment therefor, any and all reasonable amounts for which such Indemnified Party is entitled to indemnification under Section 6.1(a).  The Company shall pay any and all such bills and honor any and all such requests for payment within 60 days after such bill or request is received by the Managing Member and the Company’s rights to repayment of such amounts shall be secured by the Indemnified Party’s interest in the Company.  In the event that a final determination is made that the Company is not so obligated in respect of any amount paid by it to a particular Indemnified Party, such Indemnified Party will refund such amount within 60 days of such final determination, and in the event that a final determination is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Indemnified Party, the Company will pay such amount to such Indemnified Party within 60 days of such final determination, in either case together with interest at the prime rate as announced from time to time by The Chase Manhattan Bank, N.A. plus 1% per annum from the date paid until repaid or the date it was obligated to be paid until the date actually paid.

ARTICLE VII

MISCELLANEOUS

Section 7.1                      Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors, and permitted assigns.

Section 7.2                      Amendment, Modification, Waiver or Termination.  No amendment, modification, waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the party or parties sought to be bound thereby.  Any amendment, repeal or modification of Section 6 of this Agreement shall not adversely affect any right or protection of any director, officer, employee or agent, existing at the time of, or increase the liability of any director, officer, employee or agent of the Company with respect to any acts or omissions of such director, officer, employee or agent occurring prior to, such amendment, repeal or modification.

Section 7.3                      Applicable Laws.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without reference to any conflict of law or choice of law principles of such state that might apply the law of another jurisdiction.

Section 7.4                      Captions; Exhibits.  Article, section and other titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference, and shall not be construed in any way to define, limit, extend or describe the scope of this Agreement or the intention of the provisions thereof.  All exhibits annexed hereto are herewith expressly made a part of this Agreement, as fully as though completely set forth herein.

Section 7.5                      Limitation on Rights of Others.  No person or entity other than a Member is, nor is it intended that any such other person or entity be treated as, a direct, indirect, intended or incidental third party beneficiary of this Agreement for any purpose whatsoever, nor shall any other person or entity have any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 7.6                      Gender; Number.  As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or include the other genders or number, as the case may be, whenever the context so indicates or requires.

The undersigned has executed and delivered this Third Amended and Restated Operating Agreement to be effective as of the date first above written.

MANAGING MEMBER:
[●]
a Nevada corporation

By:
Name:
Title:

SCHEDULE I

TO OPERATING AGREEMENT

REGULATIONS REGARDING APPOINTMENT OF OFFICERS

RECITAL

WHEREAS, the Managing Member desires to appoint officers of the Company to exercise the power and authority with respect to the business and affairs of the Company as described below;

OFFICERS

RESOLVED, that the Company may have, at the discretion of the Managing Member, a Chief Executive Officer, a President, one or more Executive Vice Presidents, one or more Vice Presidents, one or more Assistant Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers and/or such other officers as may be appointed by the Managing Member.  One person may hold two or more offices.  The officers of the Company shall serve at the discretion of the Managing Member.  No officer shall be deemed a “manager” of the Company, as that term is defined in Section 13.1-1002 of the Delaware Limited Liability Company Act, by reason of his or her appointment or by reason of his or her actions as an officer of the Company.  Any officer may resign at any time by giving written notice to the Managing Member.  Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

DUTIES

RESOLVED, that the officers of the Company shall have the powers and authority described below:

CHIEF EXECUTIVE OFFICER.  The Chief Executive Officer will, subject to the supervision of the Managing Member, have general management and control of the business and property of the Company in the ordinary course of its business with all powers with respect to general management and control reasonably incident to such responsibilities.

PRESIDENT.  The President will, subject to the supervision of the Managing Member, have general management and control of the business and property of the Company in the ordinary course of its business with all powers with respect to general management and control reasonably incident to such responsibilities.

EXECUTIVE VICE PRESIDENTS.  Each Executive Vice President, if any, will have those powers and duties assigned to him by the Managing Member, or delegated by the President.  The Executive Vice Presidents, in the order designated by the Managing Member or, in the absence of such a designation, as determined by the length of time each has held the office of Executive

Vice President, will exercise the powers of the Chief Executive Officer and President during the absence or inability to act of the Chief Executive Officer and President.

SENIOR VICE PRESIDENTS.  Each Senior Vice President, if any, will have those powers and duties assigned to him by the Managing Member, or delegated by the President or an Executive Vice President.

VICE PRESIDENTS.  Each Vice President, if any, will have those powers and duties assigned to him by the Managing Member, or delegated by the President, an Executive Vice President or a Senior Vice President.

SECRETARY.  Except as otherwise provided in these regulations, the Secretary shall keep the minutes of all meetings of the Members and of any committee thereof, or consents in lieu of such meetings in the Company’s minute books and shall cause notice of the meetings to be given when requested by any person authorized to call a meeting.  The Secretary may sign with the Chief Executive Officer or the President, in the name of the Company, all contracts of the Company and affix the Company seal (if any) thereto.  The Secretary may sign with the Chief Executive Officer or the President all Company certificates, and is in charge of the certificate books, transfer records, ledgers and any other stock books and papers as the Managing Member may direct, all of which shall, at all reasonable times, be open to inspection by any Member at the Company’s office during business hours.  The Secretary will, in general, perform such other duties incident to the office of the Secretary, or as assigned by the Managing Member or delegated by the President.

ASSISTANT SECRETARIES.  Each assistant secretary, if any, of the Company will have those powers and duties assigned to him by the Managing Member or delegated by the President.  The Assistant Secretaries, in the order as designated by the Managing Member or, in the absence of such a designation, as determined by the length of time they have held the office of Assistant Secretary, will exercise the powers of the Secretary during the Secretary’s absence or inability to act.

TREASURER.  The Treasurer will have the care and custody of all of the Company’s funds and shall deposit them in such banks or other depositories as the Managing Member or any officer(s), or any officer and agent jointly, duly authorized by the Managing Member, direct or approve.  The Treasurer shall keep a full and accurate account of all monies received and paid on account of the Company and shall render a statement of the Company’s accounts whenever the Managing Member so requires.  Except as otherwise provided by the Managing Member, the Treasurer shall perform all other necessary acts and duties in connection with the administration of the Company’s financial affairs and generally perform all the duties usually appertaining to the office of the Treasurer.  Whenever required by the Managing Member, the Treasurer shall give bonds for the faithful discharge of his duties in such sums and with such securities as the Managing Member may approve.  In the absence of the Treasurer, the person designated by the President will perform the Treasurer’s duties.

ASSISTANT TREASURERS.  Each assistant treasurer, if any, of the Company will have those powers and duties assigned to him by the Managing Member, or delegated by the President.  The Assistant Treasurers, in the order as designated by the Managing Member or, in the absence of such a designation, as designated by the length of time they have held the office of Assistant Treasurer, will exercise the powers of the Treasurer during the Treasurer’s absence or inability to act.

COMPENSATION.  The compensation of the officers of the Company, if any, shall be fixed from time to time by the Managing Member of the Company.

APPOINTMENT OF OFFICERS

RESOLVED, that the individuals listed below be, and they hereby are, elected to the offices set forth opposite their respective names, to serve in such capacities until removal or replacement by the Managing Member or resignation:

Robert Finizio	Chief Executive Officer
____________	Chief Financial Officer
_______________	Secretary

SCHEDULE II

TO OPERATING AGREEMENT

Managing Member	Percentage Interest	Initial Capital Contribution
[●]	100.00%	$____________

EXHIBIT E

FORM OF LEGAL OPINION FOR AMHN, INC.

1.
Parent is a corporation validly existing and in good standing under the laws of the State of Nevada.  Parent has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is, to our knowledge, currently conducted.  Parent is qualified to do business as a foreign corporation in the State(s) of [_________].

2.
Merger Sub is a limited liability company validly existing under the laws of the State of Delaware.  Merger Sub Parent has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is currently conducted.

3.
Parent and Merger Sub each have all necessary corporate power and corporate authority to enter into, execute, deliver and perform its obligations under the Merger Agreement and to consummate the Merger.  The execution, delivery and performance by Parent and Merger Sub of the Merger Agreement and the consummation of the transactions contemplated thereby have been duly and validly approved and authorized by the Board of Directors and the stockholders of Parent and the sole member of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary for the execution, delivery and performance by Parent or Merger Sub of the Merger Agreement.

4.	The Merger Agreement has been duly and validly executed and delivered by the Parent and Merger Sub.

5.
The execution and delivery of the Merger Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective obligations under the Merger Agreement, and the consummation by Parent and Merger Sub of the transactions contemplated thereby will not (a) conflict with or result in any breach or violation of the Parent Charter Documents or the Merger Sub Charter Documents, or (b) to our knowledge, violate any judgment, order, injunction, decree or other restriction of any Governmental Entity applicable to Parent or Merger Sub.

6.
No consent, approval, order, authorization from, or registration, declaration or filing with, any Governmental Entity is necessary or required to be made or obtained for the execution and delivery by Parent or Merger Sub of the Merger Agreement, the performance by Parent or Merger Sub of its obligations under the Merger Agreement or the consummation by Parent or Merger Sub of the transactions contemplated thereby, except for filing of the Certificate of Merger in accordance with the Delaware Limited Liability Company Act and [_________________].

7.
To our knowledge, there is no judgment, decree injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or Merger Sub that seeks to prohibit, restrain or enjoin the Merger or the transactions contemplated by the Merger Agreement.

8.
Parent is currently subject to the reporting requirements of section 13 and/or 15(d) of the Exchange Act of 1934 (the “Exchange Act”), as amended, and has filed or furnished, as applicable, all forms, reports, schedules, statements, certificates and documents with the SEC that have been required to be filed or furnished, as applicable, by it under applicable legal requirements and/or as otherwise required under the Merger Agreement since [date].

EXHIBIT F

FORM OF LOCK-UP AGREEMENT

LOCK-UP AGREEMENT

THIS LOCK-UP AGREEMENT (the "Agreement") is entered into as of this _______ day of___________, 2011 (the "Effective Date”) by and between _________________ (the "Shareholder") located at _____________________________________ and AMHN, Inc., a Nevada corporation (the "Company"), with a corporate address of 951 Broken Sound Parkway, Suite 300-320, Boca Raton, FL  33487.

WHEREAS, the Company, entered into an Agreement and Plan of Merger dated as of _________, 2011 (the "Acquisition Agreement") whereby the Company will acquire 100% of the issued and outstanding ownership units and rights to acquire ownership units of VitaMedMD, LLC, a Delaware limited liability company ("VitaMed") by means of a reverse merger in exchange for the issuance of shares and rights to acquire shares of the Company's common stock, $0.001 par value ("Common Stock") equaling 70,000,000 shares in the aggregate (the “Merger”); and

WHEREAS, included in the 70,000,000 shares of the Company’s Common Stock discussed above _______ shares of the Common Stock  are being reserved for issuance upon the exercise of stock options and/or warrants (“Company Options” or “Company Warrants” as the case may be, and together with the Common Stock, “Company Securities”) which are being issued by the Company in exchange for those similar instruments previously issued by VitaMed to such holders prior to the Merger  ; and

WHEREAS, pursuant to the Acquisition Agreement and as a condition to closing the transactions contemplated thereby, the Shareholder will enter into this Agreement, which, among other things, will restrict the sale, assignment, transfer, encumbrance or other disposition of the shares of Common Stock issued to them or to be issued upon the exercise of Company Options or Company Warrants; and

WHEREAS, the parties hereto desire to restrict the sale, assignment, transfer, encumbrance or other disposition of the Shares and obligations in respect thereof as hereinafter provided.

NOW THEREFORE, in consideration of the premises and of the terms and conditions contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.           LOCK-UP OF SECURITIES.

(a)           Shareholder agrees that from the Effective Date until eighteen (18) months after such Effective Date (the "Lock-Up Period"), the Shareholder will not make or cause any sale of the Company Securities the Shareholder owns or has the power to control the disposition of, either of record or beneficially. After the completion of the Lock-Up Period, the Shareholder agrees to not sell or dispose of more than 2.5 percent (2.5%) of the aggregate Common Stock or shares reserved for issuance for Company Options and Company Warrants owned by Shareholder per quarter over the following twelve (12) month period (the “Dribble Out Period”).  Upon the completion of the Dribble Out Period, this Agreement shall terminate and Shareholder will be free to transfer or dispose of the Securities without limitation except that all such transfers or dispositions shall be in compliance with applicable Securities Laws as described in Section 3 below.

(b)           Notwithstanding the foregoing, the restrictions set forth in Section 1(a) above shall not apply (A) in the event that a change of control of the Company occur after the Effective Date or (B) to transfers or dispositions (i) if the undersigned is not a natural person, to its equity holders, (ii) to the immediate family members of the undersigned or its equity holders, (iii) a family trust, foundation or partnership created for the exclusive benefit of the undersigned, its equity holders or any of their respective immediate family members, (iv) a charitable foundation controlled by the undersigned, its equity holders or their respective immediate family members as a bona fide gift or gifts, (iii) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, (iv) consummated in a private transaction among the Shareholder and the transferee wherein the Securities transferred are not sold or otherwise disposed on the market or exchange in which the Company’s Common Stock is listed, or (v)  approved in writing by the Company’s Board of Directors prior to such transfer or disposition, which such approval shall be in the sole discretion of the Board of Directors except that such approval will not be unreasonably withheld so long as the Board of Directors determines that such transfer or disposition will not significantly harm or damage the Company’s trading or market value, provided that in each such case that the transferee thereof agrees to be bound by the restrictions set forth herein.  For purposes of this Agreement, a “change of control” shall mean any event whereby any person or entity gains or purchases more than fifty percent (50%) of the voting securities of the Company and “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(c)           Shareholder hereby authorizes the Company during the Lock-Up Period to cause any transfer agent for the Securities subject to this Lock-Up Agreement to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Securities subject to this Agreement for which the Shareholder is the record holder and, in the case of Securities subject to Lock-Up Agreement for which the Shareholder is the beneficial but not the record holder, agrees during the Lock-Up Period to cause the record holder to cause the relevant transfer agent to decline to transfer, and to note stop transfer restrictions on the stock register and other records relating to the Securities subject to this Lock-Up Agreement, if such transfer would constitute a violation or breach of this Agreement.

2.           TRANSFER; SUCCESSOR AND ASSIGNS.

The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. As provided above, any transfer (not limited to, but including any hypothecation) of stock shall require the transferee to execute a Lock-Up Agreement in accordance with the same terms set forth herein.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.           COMPLIANCE WITH SECURITIES LAWS.

Shareholder shall not at any time during or following the Lock-Up Period make any transfer, except (i) transfers pursuant to an effective registration statement under the Securities Act, (ii) transfers pursuant to the provisions of Rule 144,  or (iii) if such Shareholder shall have furnished the Company with an opinion of counsel, if reasonably requested by the Company, which opinion and counsel shall be reasonably satisfactory to the Company, to the effect that the transfer is otherwise exempt from registration under the Securities Act and that the transfer otherwise complies with the terms of this Agreement.

4.           OTHER RESTRICTIONS.

(a)           Legends.  The Shareholder hereby agrees that each outstanding certificate representing shares of Common Stock issued during the Lock-Up Period shall bear legends reading substantially as follows:

(i)
THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SHARES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED UNLESS A REGISTRATION STATEMENT WITH RESPECT THERETO IS EFFECTIVE UNDER THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

(ii)
THE SALE OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A LOCK-UP AGREEMENT DATED [____], 2011, BETWEEN THE ISSUER AND THE STOCKHOLDER LISTED ON THE FACE HEREOF.  A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER AND WILL BE PROVIDED TO THE HOLDER HEREOF UPON REQUEST. NO TRANSFER OF SUCH SECURITIES WILL BE MADE ON THE BOOKS OF THE ISSUER UNLESS ACCOMPANIED BY EVIDENCE OF COMPLIANCE WITH THE TERMS OF SUCH LOCK-UP AGREEMENT.

(b)           Termination of Restrictive Legends. The restrictions referred to in Section 4(a)(i) shall cease and terminate as to any particular shares (i) when, in the opinion of counsel for the Company, such restriction is no longer required in order to assure compliance with the Securities Act or (ii) when such shares shall have been transferred in a Rule 144 transfer or effectively registered under the Securities Act. The restrictions referred to in Section 4(a)(ii) shall cease and terminate at the end of the Lock-Up Period. Whenever such restrictions shall cease and terminate as to any shares, Shareholder shall be entitled to receive from the Company, in exchange for such legended certificates, without expense (other than applicable transfer fees and taxes, if any, if such unlegended shares are being delivered and transferred to any person other than the registered holder thereof), new certificates for a like number of shares not bearing the relevant legend(s) set forth in Section 4(a). The Company may request from Shareholder a certificate or an opinion of counsel of Shareholder with respect to any relevant matters in connection with the removal of the legend(s) set forth in Section 4(a)(i) from Shareholder’s stock certificates, which certificate or opinion of counsel will be reasonably satisfactory to the Company.

(c)           Copy of Agreement. A copy of this Agreement shall be filed with the corporate secretary of the Company, shall be kept with the records of the Company and shall be made available for inspection by any shareholder of the Company.  In addition, a copy of this Agreement shall be filed with the Company's transfer agent of record.

(d)           Recordation. The Company shall not record upon its books any transfer to any person except transfers in accordance with this Agreement.

5.           NO OTHER RIGHTS

The Shareholder understands and agrees that the Company is under no obligation to register the sale, transfer or other disposition of Shareholder’s Securities under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

6.           SPECIFIC PERFORMANCE

Shareholder acknowledges that there would be no adequate remedy at law if the Shareholder fails to perform any of its obligations hereunder, and accordingly agrees that the Company, in addition to any other remedy to which it may be entitled at law or in equity, shall be entitled to compel specific performance of the obligations of the Shareholder under this Agreement in accordance with the terms and conditions of this Agreement. Any remedy under this Section 6 is subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

7.           NOTICES.

All notices, statements, instructions or other documents required to be given hereunder shall be in writing and shall be given either personally or by mailing the same in a sealed envelope, first-class mail, postage prepaid and either certified or registered, return receipt requested, or by telecopy, and shall be addressed to the Company at its principal offices and to Shareholder at the respective addresses furnished to the Company by Shareholder.

8.           SUCCESSORS AND ASSIGNS.

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

9.           RECAPITALIZATIONS AND EXCHANGES AFFECTING SHARES.

Except as otherwise provided in Section 1(b)(A) above, the provisions of this Agreement shall apply, to the full extent set forth herein with respect to the shares, to any and all shares of capital stock or equity securities of the Company which may be issued by reason of any stock dividend, stock split, reverse stock split, combination, recapitalization, reclassification or otherwise.

10.           GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

11.           COUNTERPARTS.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.           ATTORNEYS' FEES.

If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled as determined by such court, equity or arbitration proceeding.

13.           AMENDMENTS AND WAIVERS.

Any term of this Agreement may be amended with the written consent of the Company and the Shareholder.  No delay or failure on the part of the Company in exercising any power or right under this Agreement shall operate as a waiver of any power or right.  The Board of Directors of the Company may amend the terms and conditions of this Agreement or the term of the Lock-Up Period.  In such event, the Company shall amend the terms and conditions of this Agreement or the term of the Lock-Up Period on a pro-rata basis for each Shareholder that is subject to this Agreement at any time so long as the Board reasonably determines that any such Amendment is in the best interests of the Company.  Notwithstanding the foregoing, any amendment to this Agreement or the Lock-Up Period shall in no way mean or be construed as the amendment, modification or waiver of any other lock-up agreement to which the Company is a party.

14.           SEVERABILITY.

If one or more provisions of this Agreement are held to be unenforceable under applicable law, portions of such provisions, or such provisions in their entirety, to the extent necessary, shall be severed from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

15.           DELAYS OR OMISSIONS.

No delay or omission to exercise any right, power or remedy accruing to any party to this Agreement, upon any breach or default of the other party to this Agreement shall impair any such right, power or remedy of such holder nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party to this Agreement of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any holder shall be cumulative and not alternative.

16.           ENTIRE AGREEMENT.

This Agreement and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

(Signature page follows.)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Company Name
AMHN, INC.

Date:	, 2011	By:	/s/
Jeffrey D. Howes
Chief Executive Officer

SHAREHOLDER:

Date:	, 2011
[Name]

EXHIBIT G

FORM OF LEGAL OPINION FOR VITAMEDMD, LLC

1.
The Company is a limited liability company validly existing and in good standing under the laws of the State of Delaware.  The Company has all requisite power and authority to own, operate and lease its properties and to carry on its business as it is, to our knowledge, currently conducted.  The Company is qualified to do business as a foreign corporation in the State of Florida.

2.
The Company has all necessary power and authority to enter into, execute, deliver and perform its obligations under the Merger Agreement and to consummate the Merger.  The execution, delivery of the Merger Agreement by the Company and the consummation of the transactions contemplated thereby have been duly and validly approved and authorized by the Board of Directors and the members of the Company, and no other proceedings on the part of the Company are necessary for the execution, delivery and performance by the Company of the Merger Agreement.

3.	The Merger Agreement has been duly and validly executed and delivered by the Company.

4.
The execution and delivery of the Merger Agreement by the Company, the performance by the Company of its obligations under the Merger Agreement, and the consummation by the Company of the transactions contemplated thereby will not (a) conflict with or result in any breach or violation of the Company’s Charter Documents, or (b) to our knowledge, violate any judgment, order, injunction, decree or other restriction of any Governmental Entity applicable to the Company.

5.
No consent, approval, order, authorization from, or registration, declaration or filing with, any Governmental Entity is necessary or required to be made or obtained by the Company for the execution and delivery by the Company of the Merger Agreement, the performance by the Company of its obligations under the Merger Agreement or the consummation by the Company of the transactions contemplated thereby, except for filing of the Certificate of Merger in accordance with the Delaware Limited Liability Company Act.

6.
To our knowledge, there is no judgment, decree injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company that seeks to prohibit, restrain or enjoin the Merger or the transactions contemplated by the Merger Agreement.